UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veritex Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE IS HEREBY GIVEN that the 2025 annual meeting of shareholders (the "Annual Meeting") of Veritex Holdings, Inc. (the "Company") will be held as follows:

DATE AND TIME:	Tuesday, May 27, 2025, at 10:00 a.m., Central Time
LOCATION:	8214 Westchester Drive, Suite 735 Dallas, Texas 75225
ITEMS OF BUSINESS:
1.Election of thirteen (13) directors of the Company;
2.Approval of the Company's 2025 Amended and Restated Omnibus Incentive Plan;
3.Non-binding advisory vote on the compensation of the Company’s named executive officers ("NEOs"); and
4.Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

RECORD DATE:
Only shareholders of record of Company common stock at the close of business on April 28, 2025 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President
Dallas, Texas April 29, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
for the 2025 Annual Meeting of Shareholders to be held on May 27, 2025:

The Veritex Holdings, Inc. 2025 Notice of Annual Meeting of Shareholders, the accompanying proxy statement, the proxy card and the 2024 annual report are available at https://ir.veritexbank.com/annual-meeting under the Shareholder Meeting tab.

YOUR VOTE IS IMPORTANT!
You are encouraged to vote as soon as possible. Whether or not you plan to attend the meeting, please read the proxy statement in its entirety and then vote by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed envelope. For your convenience, you may also vote via the Internet or by telephone per the instructions on the proxy card. Enrolling in electronic delivery reduces Veritex's printing and mailing expenses and environmental impact. Submitting your proxy by one of these methods will ensure that your shares are represented at the Annual Meeting.

VERITEX HOLDINGS, INC.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225

PROXY STATEMENT FOR 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2025

Unless the context otherwise requires, references in this proxy statement to (a) "we," "us," "our," "our company," the "Company" or "Veritex" refer to Veritex Holdings, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; (b) the "Bank" refers to Veritex Community Bank, a wholly owned subsidiary of the Company; and (c) "shareholders" are to the holders of our common stock, par value $0.01 per share (the "common stock").
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 2025 annual meeting of shareholders of the Company to be held on Tuesday, May 27, 2025, at 10:00 a.m., Central Time, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225 and any adjournment or postponement thereof (the "Annual Meeting") for the purposes set forth in this proxy statement and the accompanying notice of the Annual Meeting. Simultaneously, the Annual Meeting can be accessed via teleconference by registering via teleconference at:
https://register-conf.media-server.com/register/BI4adb494d4a3c459797df7995d5748dd1. Even if you plan to participate in the Annual Meeting, we urge you to submit your proxy in advance to ensure your shares are represented.

This proxy statement, the accompanying notice of the Annual Meeting, the 2024 annual report to shareholders and the proxy card (collectively, the "proxy materials") are first being sent on or about April 29, 2025 to shareholders of record entitled to vote at the Annual Meeting. Our Board of Directors has fixed close of business on April 28, 2025 as the record date. You should carefully read the proxy materials in their entirety before voting.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to Be Held on May 27, 2025
The proxy materials are available at https://ir.veritexbank.com/annual-meeting. We encourage you to access and review all of the information in the proxy materials before voting.

ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting is scheduled to take place at 10:00 a.m., Central Time, on Tuesday, May 27, 2025, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225. Simultaneously, the Annual Meeting can be accessed via teleconference by registering via teleconference at:
https://register-conf.media-server.com/register/BI4adb494d4a3c459797df7995d5748dd1. Shareholders using the dial-in number to attend the Annual Meeting via teleconference will be able to listen to the meeting live but will not be able to vote or submit questions.

What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the following proposals:
•Proposal 1. Election of thirteen (13) directors of the Company;
•Proposal 2. Approval of 2025 Amended and Restated Omnibus Incentive Plan;
•Proposal 3. Non-binding advisory vote on the compensation of the Company’s NEOs;
•Proposal 4. Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.
Shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Members of our management team will be present at the Annual Meeting.
Who are the nominees for directors?
The following thirteen persons have been nominated for election as directors:
C. Malcolm Holland, III
Arcilia Acosta
Pat S. Bolin
April Box
Blake Bozman
William D. Ellis
William E. Fallon
Mark C. Griege
Gordon Huddleston
Steven D. Lerner
Manuel J. Mehos
Gregory B. Morrison
John T. Sughrue
Who is entitled to vote at the Annual Meeting?
The holders of record of outstanding common stock at the close of business on April 28, 2025, which is the date that the Board has fixed as the record date for the Annual Meeting (the "record date"), are entitled to vote at the Annual Meeting. Each holder of record of our outstanding common stock on the record date will be entitled to one vote for each share of common stock registered in such holder’s name on each matter to be voted upon at the Annual Meeting. On the record date, 54,306,570 shares of common stock were outstanding.
How do I vote?
You may vote your shares of common stock in person at the Annual Meeting or by proxy. The process for voting your shares depends on how your shares are held, as described below.
Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote in person. If you are a shareholder of record and want to vote your shares by proxy, you have two ways to vote:

•By Mail: Indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the Annual Meeting.
•Over the Internet: Visit the website www.cstproxyvote.com. Have your proxy card in hand when you access the website. Enter your control number from your proxy card and follow the instructions for Internet voting on that website.
Please refer to the specific instructions set forth in your proxy card for additional information on how to vote. Voting your shares by proxy will enable your shares of common stock to be represented and voted at the Annual Meeting if you do not attend the Annual Meeting and vote your shares in person.
We must receive your proxy card by mail by no later than the time the polls close for voting at the Annual Meeting for your vote to be counted at the Annual Meeting. Please note that Internet voting will close at 10:59 p.m., Central Time, on May 26, 2025.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you hold your shares in "street name," your bank, broker or other nominee should provide you with a voting instruction card and our proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card but do not provide voting instructions with respect to one or more proposals, then your broker will be unable to vote your shares with respect to each proposal as to which you provide no voting instructions, except that your broker has the discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 4). If your shares of common stock are held in "street name," your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on the voting instruction card provided to you by your bank, broker or other nominee.
To vote the shares that you hold in "street name" in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee (i) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit on the record date by that broker, bank or other nominee and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.
May I vote my shares at the Annual Meeting telephonically?

No. Those using the dial-in number to access the listen-only telephonic conference call will not be able to vote or submit questions. We encourage all shareholders to vote their shares in advance of the Annual Meeting by signing and returning their proxy cards to us indicating how they wish to vote.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares. Our proxy materials are being sent directly to you by Continental Stock Transfer & Trust Company at our request.
If your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in "street name." Our proxy materials are being forwarded to you by your nominee along with a voting instruction card. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instructions card.
What constitutes a quorum for the Annual Meeting?
Before any business may be transacted at the Annual Meeting, a quorum must be present. The holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting present in person, or represented by proxy, constitute a quorum for the transaction of business. On the record date, 54,306,570 shares of common stock were outstanding. Abstentions and broker non-votes are treated as present for purposes of establishing a quorum.
What is a broker non-vote?
A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 4). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to any other proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in "street name." Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of all of the nominees for director;
Proposal 2—FOR the approval of our 2025 Amended and Restated Omnibus Incentive Plan;
Proposal 3—FOR the approval of, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement; and
Proposal 4—FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares in accordance with the Board’s recommendations described above in "—What are the Board’s recommendations on how I should vote my shares?"
If you are a "street name" holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 4).
What are my choices when voting?
Your choices when voting are as follows:
Proposal 1—Election of directors—You may vote for all director nominees or you may withhold your vote as to one or more director nominees.
Proposal 2—Approval of our 2025 Amended and Restated Omnibus Incentive Plan—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
Proposal 3—Approval of, on a non-binding advisory basis, the compensation of our NEOs —You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.

Proposal 4—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
What percentage of the vote is required to approve each proposal?
The following votes are required to approve each proposal:
Proposal 1—Election of directors—Directors are elected by a plurality of the votes cast at the Annual Meeting. For purposes of the election of directors, votes that are "withheld" and broker non-votes will be counted as "present" for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Shareholders may not cumulate votes in the election of directors. In accordance with our Director Resignation Policy, any nominee for election as a director who receives a greater number of "withhold" votes than votes "for" election in an uncontested election must tender his or her resignation in writing to the Board no later than ten days after the certification of the shareholder vote. The Board will determine whether to accept the resignation based upon the recommendation of the Corporate Governance and Nominating Committee and consideration of the circumstances. The Company will publicly disclose the Board’s decision and the process by which it was reached.
Proposal 2—Approval of our 2025 Amended and Restated Omnibus Incentive Plan—The affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 3—Approval of, on a non-binding advisory basis, the compensation of our NEOs —The affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal 4—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—The affirmative vote of a majority of the votes cast at the Annual Meeting.
How are broker non-votes and abstentions treated?
Broker non-votes are counted for purposes of determining the presence or absence of a quorum. Your broker will have discretionary authority to vote your shares with respect to the ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 4) so we do not expect any broker non-votes in connection with that proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of the votes on Proposals 1, 2 or 3.
Votes withheld (for Proposal 1) and abstentions (for Proposals 2 and 3) are counted for purposes of determining the presence or absence of a quorum. Votes withheld and abstentions are not considered votes cast. Therefore, votes withheld will have no effect on the outcome of the votes on Proposal 1, and abstentions will have no effect on the outcome of the votes on Proposal 2 or 3.
May I change my vote after I have submitted a proxy?
Yes. Regardless of the method used to cast a vote, if you are a shareholder of record, you may change your vote by:
•delivering to us a written notice of revocation addressed to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than the time the polls close for voting at the Annual Meeting;
•completing, signing and returning a new proxy card with a later date than your original proxy card, no later than the time the polls close for voting at the Annual Meeting, and any earlier proxy will be revoked automatically;
•casting a new vote over the Internet by visiting the website specified in your proxy card and following the instructions indicated on the proxy card before the Internet voting deadline of 10:59 p.m., Central time, on May 26, 2025; or
•attending the Annual Meeting and voting in person, in which case any earlier proxy will be deemed revoked. However, attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held in "street name" and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in "street name" in order to direct a change in the manner your shares will be voted.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our Board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or through other means of communication, such as e-mail, without being paid additional compensation for such services. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of our common stock.
Are there any other matters to be acted upon at the Annual Meeting?
Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the notice of the Annual Meeting, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the Annual Meeting. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
Where can I find voting results?
We will publish the voting results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the "SEC") within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
How can I communicate with the Board?
To communicate with the Board, shareholders should submit their comments by sending written correspondence via mail or courier to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations; or via e-mail to investorrelations@veritexbank.com. Shareholder communications will be sent directly to the specific director or directors indicated in the communication or to all members of the Board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS
Number of Directors; Term of Office

Our bylaws provide that the number of directors that constitutes the entire Board shall be determined from time to time by resolution adopted by a majority of the Board and shall not be less than three. Each director shall hold office for the term for which such director is elected, and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.
Nominees for Election

Our Board has nominated thirteen nominees to be elected at the Annual Meeting. The Board believes that the experience and qualifications of the nominees enhances our Board’s effectiveness and is aligned with the Company’s long-term strategy. Our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members and in government, academia and public policy, and possess a diversity of qualifications, attributes and skills applicable to our business.

If elected, all nominees will serve for a term commencing on the date of the Annual Meeting and continuing until the 2026 annual meeting of shareholders or until each person’s successor is duly elected and qualified. Each nominee has agreed to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that occurs, your proxy vote may be voted for another person nominated by the Board or the Board may reduce the number of directors to be elected. Each of the nominees listed below is currently serving as a director on the Board and each nominee was previously elected by our shareholders.
The following table sets forth the name, age and positions with us for each nominee for election as a director, together with a list of the committee on which each director currently serves:

			Committee Summary
Name of Nominee	Age	Director Since	Compensation	Audit	Corporate Governance and Nominating	Risk
C. Malcolm Holland, III	65	2009
Arcilia Acosta	58	2021		✓	✓
Pat S. Bolin	74	2011	✓
April Box	61	2017			✓	✓
Blake Bozman	54	2009	C
William D. Ellis	62	2019				✓
William E. Fallon	71	2020	✓			C
Mark C. Griege[t]	66	2009	✓		✓
Gordon Huddleston	42	2017		✓
Steven D. Lerner	71	2019		C
Manuel J. Mehos	70	2019				✓
Gregory B. Morrison	65	2017		✓	C
John T. Sughrue	64	2009			✓	✓
✓ - Committee Member C - Committee Chair t Lead Independent Director

C. Malcolm Holland, III.    C. Malcolm Holland, III founded Veritex and has been Chairman of the Board, Chief Executive Officer and President of Veritex since its inception in 2009, and Chairman of the Board of Directors, Chief Executive Officer since its inception in 2010. Prior to founding Veritex, Mr. Holland served in various analyst, lending and executive management positions at banking institutions located in the Dallas banking market from 1982 to 2009. Mr. Holland is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2018. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church and currently serves as a board member for Cannae Holdings, Inc., a publicly traded company engaged in acquiring and actively managing companies. He served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his

Bachelor of Business Administration from Southern Methodist University in 1982. With over 35 years of banking experience in the Dallas metropolitan area, Mr. Holland’s extensive business and banking experience, in-depth knowledge of the Company and his community involvement and leadership skills qualify him to serve on our Board and as its Chairman.
Arcilia Acosta. Arcilia Acosta joined our Board in February 2021. Ms. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, a private company specializing in commercial, institutional, and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers, a private company engaged in providing engineering and construction services. Ms. Acosta has more than 16 years' experience serving as a director of publicly traded corporations. Ms. Acosta serves on the board of directors of the Communities Foundation of Texas, is Co-Chairman of the Texas Institute for Women in Leadership and is Chairman of the Dallas Citizens Council. She is also currently on the board of directors of Vistra Corp., a public company engaged in retail and electric power generation, and Magnolia Oil & Gas, a public company engaged in oil and gas exploration and development and was appointed by Governor Greg Abbott to a six year term as a Board of Regent of the Texas Tech University System. Ms. Acosta previously served on the national advisory Board of BBVA Compass Bank, a global financial services company. Prior board service includes six years on the board of Legacy Texas Financial Group, Inc., a bank that is now part of Prosperity Bank, and ten years on the board of Energy Future Holdings Corporation, a public company formerly engaged in electric transmission, distribution, generation, and retail operations. Ms. Acosta received a Bachelor of Arts from Texas Tech University, Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University Business School Corporate Governance Program. Ms. Acosta is well qualified to serve as a director because of her leadership skills and extensive experience as a director of financial services and other companies.
Pat S. Bolin.    Pat S. Bolin joined our board in March 2011 upon our acquisition of Fidelity Bank of Dallas. Mr. Bolin is the Executive Chairman of the Board of Eagle Oil & Gas Co., a private independent oil and gas company based in Dallas founded by Mr. Bolin in 1976. Mr. Bolin began his professional career as a landsman for Mitchell Energy Corp. in 1973. Mr. Bolin has previously served on the boards of directors of Fidelity Bank, Wichita Falls, Texas and its holding company, FB Bancshares, Inc., Mercantile Bank & Trust and Fidelity Bank of Dallas. Mr. Bolin also serves on the board of directors for Goodwill Industries and the executive board of the Southern Methodist University Cox School of Business and was recently appointed to the Southern Methodist University Alumni Board. Mr. Bolin received a Bachelor of Arts in Psychology from Southern Methodist University in 1973. Mr. Bolin's diverse business and community banking experience along with his community involvement qualify him to serve on our Board.
April Box.     April Box has serve on our Board since 2020. She also served on our Board from 2017 to 2018, and as a Board advisor during 2019. Mrs. Box is the former President and Chief Executive Officer of Methodist Health System Foundation and Senior Vice president of external affairs for Methodist Health System. Mrs. Box holds a Bachelor of Arts degree from Rhodes College, Memphis, Tennessee, and a Master of Liberal Arts degree from Southern Methodist University in Dallas, Texas. Active in community and philanthropic service, she is a member of the World Presidents Organization and the International Women’s Forum, and currently serves as a board member for the State Fair of Texas. In 2013, Mrs. Box was recognized as the Outstanding Fundraising Executive at the National Philanthropy Day Awards Luncheon, presented by the Association of Fundraising Professionals, Greater Dallas Chapter. Ms. Box’s significant experience and executive positions at Methodist Health System Foundation, her longstanding community involvement and her perspective and knowledge of the Dallas market qualify her to serve on our Board.

Blake Bozman. Blake Bozman has served on our Board since 2020. He also served on our Board from 2009 to 2018 and as a Board advisor during 2019. Mr. Bozman is a Managing Director of Freedom Truck Finance, a private company truck finance company providing truck finance secondary lending services based in Dallas. Mr. Bozman also oversees the operations of Prattco International, Inc., a family-owned business specializing in real estate investments and purchasing oil and gas properties. From 1995 to 2006, Mr. Bozman was with Drive Financial Services, a consumer finance company focused on sub-prime auto finance, which he co-founded in 1995 and for which he served as Executive Vice President of Sales and Originations. Mr. Bozman received a Bachelor of Arts in Marketing from Southern Methodist University in 1993. Mr. Bozman’s business experience, particularly in the consumer financial services industry, qualifies him to serve on our Board.

William D. Ellis.    William D. Ellis joined our Board in 2019, having served as Vice Chairman at Green Bancorp, Inc. ("Green") and as Vice Chairman at Green Bank N.A. ("Green Bank") since October 1, 2015. Previously, he was the Founder and Chairman of Patriot Bancshares, Inc., headquartered in Houston, and served as its Chief Executive Officer and a director from its inception in 2005. Prior to his tenure with Patriot Bancshares,

Inc., Mr. Ellis held senior executive positions with several other financial institutions, including Texas Regional President for Union Planters Bank in Houston and Senior Vice President Regional Retail Banking Manager for BB&T in Washington, D.C. He currently serves on The Board of Advocates of The Truett Seminary at Baylor University and is a former director of Theater Under the Stars and Mission Centers of Houston. Mr. Ellis received his Bachelor of Science from Mississippi College and his Master of Business Administration from the University of North Alabama. Mr. Ellis's qualifications to serve on our Board include his leadership of Patriot Bancshares, Inc. since its inception, his extensive experience in the banking industry and his longstanding relationships within the business, political and charitable communities.

William E. Fallon. William E. Fallon joined our Board in 2020. Mr. Fallon previously served as an Executive Vice President at PNC Bank, N.A., holding various roles, including Chief Commercial Credit Officer from 1996 to 2018 and Merger and Acquisition Leader from 2003 to 2018 and oversaw Wholesale Lending Originations from 1978 to 1996. In addition, Mr. Fallon served on the Executive Committee of The United States Golf Association from 2012 to 2017 and currently serves on the Championship Committee of West Penn Golf Association, and is a Director-Emeritus of the Pittsburgh Zoo & PPG Aquarium. Mr. Fallon received his Bachelor of Business Administration from the University of Notre Dame and his Master of Business Administration from The Ohio State University. Mr. Fallon's qualifications to serve on our Board include his extensive experience in the banking industry and his longstanding relationships with individuals and institutions in the industry.

Mark C. Griege.    Mark Griege joined our Board in 2009, and currently serves as the Lead Independent Director of Veritex Holdings Inc. Previously, Mr. Griege served as the chair of our Compensation and Audit Committees. Until 2020, Mr. Griege was the CEO of RGT Wealth Advisors, an independent wealth management firm he co-founded in 1985. In 2020 Mark led the sale of RGT to Corient, a national independent wealth management firm serving the needs of high-net-worth individuals and families. Mr. Griege is currently the managing partner of the Texas region of Corient. Mr. Griege brings over 35 years of investment and business experience to the Veritex Board, spending the bulk of his professional career in the wealth management profession with prior experience in tax departments of national and regional accounting firms. Mr. Griege enjoys an active life in both the professional realm and the local community. He has served as a member of numerous boards which include the Dallas Financial Planning Association Board and is active in his community, serving on the boards of philanthropic foundations associated with the charitable efforts of his clients. Mr. Griege received his Bachelor of Business Administration from Southern Methodist University in 1981, and his Doctor of Jurisprudence from the University of Texas School of Law in 1985. Mr. Griege has been recognized by Worth Magazine and D Magazine as one of its "Best Financial Advisors" and he frequently speaks on a variety of investment and financial planning topics. Mr. Griege’s business experience, particularly in the wealth management industry, and accounting expertise qualify him to serve on our Board.

Gordon Huddleston.    Gordon Huddleston has served on our Board since 2020. He also served on our Board from 2017 to 2018 and as a Board advisor during 2019. Mr. Huddleston is a Partner of Aethon Energy, a Texas-based private investment firm focused on direct investments in North American onshore upstream oil and gas assets, and has served as Co-President since 2013. From 2010 to September 2013, Mr. Huddleston served as Aethon’s Chief Investment Officer. Mr. Huddleston graduated from Vanderbilt University with a Bachelor of Science. in Engineering Science. His business experience and leadership skills qualify him to serve on our Board.

Steven D. Lerner.    Steven D. Lerner joined our Board in 2019. He was an independent director, Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee at Green and served as a director of Green Bank from 2006 to 2019. Mr. Lerner is the Chief Executive Officer of TRC Ventures, L.P. (formerly The Redstone Companies, LP), an investment firm that focuses on real estate in the Texas market. Previously, he held the position of President of Redstone Companies Real Estate, LLC and was Executive Vice President and General Counsel of The Redstone Companies and numerous Redstone-related entities since 1998. Before that, Mr. Lerner was a partner of the Houston law firm now known as Schlanger Silver, LLP. He is a member of the State Bar of Texas. Mr. Lerner received a Juris Doctor with honors from the University of Texas School of Law, where he was a member of the Texas Law Review. Mr. Lerner is also the Chairman of the Board of Directors of Reinvestment Zone 16, City of Houston and the Uptown Development Authority as well as a Director of Harris County Improvement District #1 (the Uptown District in Houston). Mr. Lerner's extensive financial and investment experience, his experience in the development of and investment in real estate, his longstanding relationships within the business, political and charitable communities, as well as his previous service with Green and Green Bank, qualify him to serve on our Board.

Manuel J. Mehos.    Manuel J. Mehos joined our Board in 2019. Mr. Mehos served as chairman of the board of directors of Green Bank and served as Chairman and Chief Executive Officer of Green from its inception in 2004 through 2019. Green was acquired by the Company on January 1, 2019. Prior to founding Green in 2004, Mr. Mehos was the founder, Chairman of the board of directors and Chief Executive Officer of Coastal Bancorp, Inc. and its banking subsidiary, Coastal Banc, a publicly-traded company that was later acquired by Hibernia Corporation. Mr. Mehos is a Certified Public Accountant. He currently serves as a director on the board for Sentinel Trust Company. He has served as a director on the board for Federal Home Loan Bank of Dallas, Texas Finance Commission, Texas Savings & Community Bankers Association and America's Community Bankers. Mr. Mehos received his Bachelor of Business Administration and Master of Business Administration from the University of Texas. Mr. Mehos' qualifications to serve on our Board include his extensive experience in the banking industry, his in-depth knowledge of Green (which is now part of the Company) and his previous experience serving as chairman of the board of directors of publicly-traded companies.

Gregory B. Morrison.    Gregory B. Morrison has served on our Board since 2019. Mr. Morrison has served on the Bank’s board of directors since December 2018. Mr. Morrison is the former Senior Vice President and Corporate Chief Information Officer for Cox Enterprises, Inc., a holding company for communications and automotive services companies, a role he held from February 2002 until his retirement in January 2020. Prior to his role at Cox, Mr. Morrison served as Executive Vice President and Chief Operating Officer of RealEstate.com, an online real estate company that is now part of Zillow, in 2000 and held various information and technology leadership roles at Prudential Financial, Inc., a global financial services company, from 1989 to 2002. Mr. Morrison has extensive knowledge and expertise with large-scale business transformations and technology deployments. Mr. Morrison was named among the industry's top performing CIOs who have shown unparalleled leadership to drive innovation and transformation in businesses. Mr. Morrison also serves on the board of directors of Rollins, Inc. and Veritiv Corp, roles he has held since 2021. Mr. Morrison was a commissioned officer in the US Army from 1982 to 1989. Mr. Morrison received a Bachelor of Science in Mathematics and Physics from South Carolina State University, and a Master of Science in Industrial Engineering from Northwestern University. Mr. Morrison’s business experience, leadership skills, and extensive experience as a director of financial services and other companies qualify him to serve on our Board.

John T. Sughrue.    John T. Sughrue has served as a director of the Company since 2009. Mr. Sughrue currently serves as the Chairman of FIG Enterprises, Inc., the parent company of the Fashion Industry Gallery, a boutique wholesale venue for the fashion retail trade. Mr. Sughrue also serves as a Director and Chief Executive Officer of Brook Partners, Inc., a diversified real estate company based in Dallas, which he founded in 1994. From 2007 to 2009, Mr. Sughrue served as an advisory board member for the Texas Region of Colonial Bank. From 1987 to 1989, Mr. Sughrue was an associate at Merrill Lynch Capital Markets and from 1983 to 1985 he was a Real Estate Lending Officer at Chemical Bank. Mr. Sughrue received a Bachelor of Arts in Economics from Harvard College in 1982 and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College in 1988. Mr. Sughrue's significant business experience and community involvement qualifies him to serve on our Board.
Shareholder Approval
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each of the nominees for director.
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE TO THE BOARD.

COMPENSATION OF DIRECTORS
During 2024, each of our non-employee directors received a cash retainer of $30,000 for his or her service as a director of the Company. The Lead Independent Director received an additional cash retainer of $50,000 and the chairs of the (i) Audit Committee, (ii) Compensation Committee, (iii) Corporate Governance and Nominating Committee and (iv) Risk Committee each received an additional cash retainer of $28,000 for their service in those roles. Each director serving on any committee of the Board received an additional cash retainer of $7,000 for his or her service on a committee. Any director who was also an employee did not receive any fees or other compensation for his or her service as a director of the Company.
The following table sets forth compensation paid, earned or awarded during 2024 to each of our non-employee directors. Each of our current non-employee directors is also a director serving on the board of directors of the Bank. In accordance with our director compensation policy, the aggregate amounts reflected below were paid to directors for their service on the Board and the board of directors of the Bank. All of the cash amounts shown in the table below were paid by the Bank. All of the stock awards shown in the table below are time-based restricted stock units ("RSUs") issued by the Company. With respect to cash awards, each director has the option to receive additional RSUs in lieu of cash.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Arcilia Acosta	105,500	15,765	121,265
Pat S. Bolin	62,083	31,319	93,402
April Box	105,500	15,765	121,265
Blake Bozman	70,833	35,740	106,573
William D. Ellis	99,083	15,765	114,848
William E. Fallon	124,750	15,765	140,515
Mark C. Griege	82,917	41,845	124,762
C. Malcolm Holland, III	—	—	—
Gordon Huddleston	65,000	32,793	97,793
Steven D. Lerner	118,333	15,765	134,098
Manuel J. Mehos	105,500	15,765	121,265
Gregory B. Morrison	124,750	15,765	140,515
John T. Sughrue	105,500	32,793	138,293
1 The RSUs are disclosed as the aggregate grant date fair value of the awards, determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 20 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024.

All non-employee directors are reimbursed for their reasonable out-of-pocket travel, food, lodging and other expenses incurred in attending meetings of our Board or any committees thereof consistent with Company practice. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of formation and bylaws, as well as the articles of association and bylaws of the Bank.

BOARD AND COMMITTEE MATTERS
Board Meetings
Our Board met 8 times during the 2024 fiscal year (including regularly scheduled and special meetings). During the 2024 fiscal year, each director participated in 75% or more of the total number of meetings of the Board (held during the period for which he or she was a director) and each director participated in 75% or more of the total number of meetings of all committees of the Board on which he or she served (held during the period that he or she served). In addition to Board and committee meetings, our directors also engaged in less formal communications between meetings, including discussions, briefings and communications regarding key issues, with our Chairman, lead independent director, committee chairs and members of senior management.

At our 2024 annual meeting of shareholders, held on May 15, 2024, all directors were in attendance. It is our recommendation that each director standing for election at the Annual Meeting attend the Annual Meeting. We anticipate all of our nominees for election will attend the Annual Meeting.
Director Independence
Under the applicable listing standards of the Nasdaq Stock Market, LLC ("Nasdaq"), a majority of the members of our Board are required to be independent. A director is independent for purposes of the Nasdaq listing standards if such director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, The Nasdaq rules specify certain specific relationships which, if present, would cause a director not to be considered independent. Even if none of these relationships is present, however, it is possible that a director may not be considered independent, if the Board finds that there are factors interfering with the exercise by such director of his or her independent judgment.
The Corporate Governance and Nominating Committee and our Board has evaluated the independence of each director and nominee based on these standards and rules. Applying these standards and rules, the Corporate Governance and Nominating Committee and our Board has determined that, with the exception of Mr. Holland, each of our current directors and nominees qualifies as an independent director under applicable legal standards and rules. To assess independence, the Corporate Governance and Nominating Committee was provided with information about relationships between the independent directors (and their immediate family members and affiliated entities) and Company and its affiliates. Among other things, the Board reviewed the following:
•The commercial transactions between the Company and the Bank on the one hand and directors (and their immediate family members and affiliated entities) on the other hand, including loans made by the Bank in the ordinary course of business; and

•The current and prior relationships that each director and nominee has with us and all other facts and circumstances, including that two of our directors, William D. Ellis and Manual J. Mehos, are former executives of Green, which was acquired by the Company on January 1, 2019.

The Corporate Governance and Nominating Committee also considered all other facts and circumstances they deemed relevant in determining their independence, including the beneficial ownership of our common stock by each director and nominee, and any other transactions described under the heading "Certain Relationships and Related Person Transactions" in this proxy statement.
Board Leadership Structure
C. Malcolm Holland, III currently serves as Chairman of the Board and our Chief Executive Officer and President. Mr. Holland’s primary duties are to lead our Board in establishing our overall vision and strategic plan and to lead our management in carrying out that plan.
The Board has the authority to combine or separate the positions of Chairman and Chief Executive Officer, but does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. Our Board believes that it is in the best interests of our company to make that determination from time to time based on the position and direction of our company, the identity of the Chief Executive Officer and the membership of our Board, including the ability to identify and appoint a strong and capable lead independent director. Our Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This arrangement provides the Board the ability to leverage Mr. Holland's knowledge of the day-to-day business of the Company, enabling our Board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before our Board in a timely manner. In addition, our Board views this arrangement, coupled with oversight from our strong lead independent director, experienced chairs of our Board committees, and our other well-qualified directors, all of whom are independent, as striking the best balance between accessing our Chief Executive Officer’s extensive knowledge of our company and the banking industry and implementing effective governance safeguards.

Mr. Griege currently serves as our lead independent director. Mr. Griege serves as a liaison between the Chairman and the independent directors, presides over executive sessions of the independent directors, and consults with the Chairman on major corporate decisions, strategy and board meeting agendas. The independent lead director chairs regularly scheduled executive sessions which are held without the Chairman being present.

The lead independent director is nominated by the Corporate Governance and Nominating Committee and annually elected by all independent directors of the Board. When nominating and electing the lead independent director, our independent directors consider, among other things, candidates’ independence in accordance with Nasdaq listing standards and other applicable laws and regulations, knowledge of the Board, the Company, and banking industry, familiarity with corporate governance best practices and procedures, ability to achieve consensus and alignment among independent directors and between independent directors and the Chairman and ability to work effectively and constructively with and advise the Chairman.

Board Composition and Reassignments
The Company believes that an effective Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our shareholders. The Corporate Governance and Nominating Committee and the Board regularly consider these factors in the broader context of the Board’s overall composition, with a view toward selecting nominees who have the best skill set and experience to oversee the Company’s business and the broad set of challenges that it faces.

The Corporate Governance and Nominating Committee and the Board also understand the importance of Board and committee assignments, and strive to maintain an appropriate balance of continuity and turnover on the Board and committees. The Board believes that new perspectives and new ideas are critical to a forward-looking and strategic board, as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. The Board is committed to expanding qualifications and diversity representation on the Board and consider reassignments of committee chairs and committee members, as deemed necessarily and in the best interest of the Company.
Shareholder Engagement and Outreach

We routinely engage with various stakeholders of the Company, including shareholders, rating agencies, proxy advisory services, and customers on a variety of matters. Our Board and management team greatly value the perspectives and feedback of our shareholders and engage with them on a broad range of topics, including our business strategy, financial performance, executive compensation, corporate governance, regulatory issues, diversity and inclusion and environmental and social goals. Our Board receives summaries and information regarding issues raised by shareholders and shareholder voting results. In addition, management routinely engages with investors, whether at conferences and other forums. We also speak with proxy advisors to discuss, and receive feedback on, our governance practices and other matters.
In 2024, we contacted many of our shareholders for the purpose of having a dialogue with them about a variety of topics. A number of shareholders accepted our offer to engage and we plan to continue this outreach on a regular basis. Members of our Board, including a member of our Corporate Governance and Nominating Committee, and certain of our senior officers participated in discussions with certain shareholders. Not all shareholders whom we contacted accepted our invitations to engage and in certain cases noted that they did not have any concerns to raise at that point in time.

Contacted All Top 25 of our Shareholders	Representing over 60% of our outstanding common stock
Feedback from these in-person and telephonic meetings was generally positive with many shareholders expressing appreciation for our corporate strategy, Board composition (diversity and qualifications), Board oversight of risk, our executive compensation program and philosophy, corporate responsibility, environmental, social and corporate governance ("ESG") strategy, succession plans, and human capital management.

Shareholders who wish to speak to any of our directors, including the lead independent director or the chair of any of our Board committees, or a Company representative may communicate as follows:

Mail:	Telephone:

Veritex Holdings, Inc. 8214 Westchester Drive, Suite 800 Dallas, TX 75225 Attn: Investor Relations	1.972.349.6200

Shareholders can also view information and request documents from the Investor Relations page of our website at https://ir.veritexbank.com/. Shareholder communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication.

The engagement with shareholders described above was conducted by members of our management team, including C. Malcolm Holland, III, our Chief Executive Officer, and Terry Earley, our Chief Financial Officer. Certain independent directors, including Gregory B. Morrison, Blake Bozeman and Mark C. Griege also participated in discussions with certain shareholders. The results of our shareholder engagement initiative were reported to both the Corporate Governance and Nominating Committee and the Board, which considered what actions would be appropriate to address the issues and concerns raised. One key takeaway from these discussions was that shareholders wanted a better understanding of our succession plans and expressed a preference that a greater percentage of the Company’s long-term incentive compensation be in the form of performance-based awards. For additional information regarding our engagement with shareholders in 2024 as it relates to executive compensation, see "Compensation Discussion and Analysis — Executive Summary" below.
Board Diversity

While the Board has not adopted a formal written policy regarding director diversity, in selecting nominees to serve as directors, the Corporate Governance and Nominating Committee takes into account the diversity of a director candidate’s perspectives, background and other demographics, including race, gender, ethnicity and nationality. We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees, our customers, and our communities. The following table sets forth certain Board diversity information with respect to each director, in accordance with Nasdaq's board diversity listing standards. The information is based on voluntary self-identification by each Board member.

Board Diversity Matrix (As of April 28, 2025)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	11	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	10	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Resignation Policy
In accordance with our Director Resignation Policy, by accepting a nomination for election or re-election as a director, each director agrees that if, in an uncontested director election, he or she receives a greater number of "withhold" votes than votes "for" election, such director will tender his or her resignation in writing to the Board promptly, but no later than ten days after the certification of the shareholder vote.
In the event of a resignation pursuant to our Director Resignation Policy, the Corporate Governance and Nominating Committee will meet to consider all relevant factors, including (a) the reasons expressed by shareholders who cast "withhold" votes in relation to the resigning director, (b) the expected effects on the Company that would result from accepting the resignation and (c) any other factors bearing on the best interest of the Company and its shareholders, and make a recommendation to the Board. The Board will act on the recommendation within 90 days following certification of the election results. In doing so, the Board will take into account the factors considered by the Corporate Governance and Nominating Committee and any additional relevant information. A resigning director must recuse himself or herself from participating the deliberations of the Corporate Governance and Nominating Committee and the Board in relation to his or her resignation.
The Company, within four business days after the Board takes formal action with respect to the recommendation made by the Corporate Governance and Nominating Committee, will publicly disclose in a Form 8-K file with the SEC the decision of the Board as to whether to accept or reject the resignation, together with a brief statement of the reasons for taking such action.
The Company’s Director Resignation Policy is available in the "Corporate Governance" section of the Company’s website at https://ir.veritexbank.com.
Board and Corporate Governance
The Board is committed to providing sound governance for the Company. The Board has adopted Corporate Governance Guidelines (the "Guidelines") for the Company and charters for each committee of the Board to provide a flexible framework of policies relating to the governance of the Company. These Guidelines and charters delineate the responsibilities of our directors, Board, and Board committees, as well as standards for Board composition, service, and meetings, and are reviewed annually to ensure standards remain consistent with evolving business needs and best practices. These documents are available in the "Corporate Governance" section of the Company’s website at https://ir.veritexbank.com.

Governance practices include, but are not limited to:
•Our Board conducts an annual performance evaluation to assess whether the Board members and Board committees are functioning effectively;
•Our Board has a lead independent director and lead independent chair of each Board committee;
•All directors are independent, other than our CEO
•All of the members of our principal standing committees (consisting of our Audit, Compensation, Corporate Governance and Nominating and Risk Committees) are independent;
•Executive sessions of independent directors are held at each regular Board meeting;
•We have an active ongoing director education program;
•We have a strong investor outreach program, including participation by our Chairman and other directors
•We have adopted stock ownership guidelines for directors and executives;
•We consider Board composition and reassignments on an ongoing basis; and
•Our Board has oversight responsibility for corporate responsibility and ESG matters.

The Board believes that establishing and maintaining an effective Board evaluation process is essential to implementing the Company’s governance program. Accordingly, the Corporate Governance and Nominating Committee reviews and approves the evaluation process annually to ensure that it continues to be an effective tool for identifying areas to enhance the performance of the Board and Board committees. In 2024, the evaluation process involved the following steps. First, each Board member assessed the performance of the Board as a whole and individual directors. Second, the results of the assessments were reviewed by the Corporate Governance and Nominating Committee. Third, the results were reported to the full Board. Fourth, the Corporate Governance and Nominating Committee and the Board considered whether any revisions were needed in light of information reported.

Risk Management and Oversight
Our Board is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. Our Board assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee assists our Board in assessing and managing our exposure to risk, including major financial risk exposures. The Compensation Committee is responsible for reviewing the relationship between our risk management policies and practices, corporate strategy and compensation arrangements, and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk-taking. Our Corporate Governance and Nominating Committee monitors the risks associated with our governance program. The Risk Committee is responsible for overseeing the Company's overall risk framework, risk appetite and management's identification, measurement, monitoring and control/mitigation of key risks facing the Company. Management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

IT Risks

The Board also has an IT Steering Committee, which oversees the information technology security, including cybersecurity issues, considerations and developments. Among other responsibilities, the Board IT Steering Committee reviews and discusses with management, as and when appropriate, risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of information technology security and disaster recovery capabilities.

Compensation Policies and Practices and Risk Management
Consistent with SEC disclosure requirements, management, the Compensation Committee and the Board have assessed our compensation policies and practices, including the risks created by our compensation plans. Based upon all of the facts and circumstances available to us at the time of the filing of this proxy statement, the Board has concluded that risks arising from our compensation policies and practices are not likely to have a material adverse effect on our business, results of operations or financial condition or encourage unnecessary and excessive risk-taking.
This assessment was overseen by the Compensation Committee and discussed with the full Board. The Compensation Committee and the Board reviewed the compensation policies and practices in effect for our executive officers and other employees and assessed the features the Company has built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance among different elements of compensation, use of different performance metrics that incentivize different actions that further the growth and development of the Company’s business, review and approval of material compensatory contracts, and stock ownership guidelines for senior management.
Board Committees
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Risk Committee. The Board also has an IT Steering Committee, which is discussed above.
In the future, our Board may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of formation and bylaws.
Audit Committee
The current members of our Audit Committee are Arcilia Acosta, Gordon Huddleston, Steven D. Lerner and Gregory B. Morrison, with Mr. Lerner serving as chair. Our Board has evaluated the independence of the members of the Audit Committee and has determined that each of the members (i) is independent under the applicable Nasdaq listing standards (ii) satisfies the additional independence standards under applicable SEC rules for service on the

Audit Committee and (iii) has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Lerner has the requisite financial sophistication to qualify an "audit committee financial expert" as defined under applicable SEC rules. The Audit Committee met eight times in 2024.
The Audit Committee has responsibility for, among other things:
•appointing our independent auditors, including selecting the lead partner, who was approved in 2022 as a result of required lead partner rotation;
•reviewing the impact of changing independent auditors when assessing whether to retain the current independent auditors;
•pre-approving and overseeing the compensation, including fee negotiations, and services to be performed by our independent auditors;
•reviewing the performance and independence of our independent auditors and approving, in advance, all engagements and fee arrangements;
•overseeing the annual audit and quarterly reviews of our financial statements;
•meeting with management, our internal auditors and our independent auditors to review the adequacy and effectiveness of our accounting policies and our system of internal control over financial reporting, including our internal audit procedures;
•meeting with our independent auditors to discuss the critical accounting and audit matters that are disclosed in the independent auditors audit opinion;
•preparing the annual Audit Committee report and reviewing our earnings press releases;
•reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past and proposed transactions between us and members of management; and
•performing such additional activities, and considering such other matters, within the scope the Audit Committee’s responsibilities as the committee or the Board deems necessary or appropriate.
The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Audit Committee charter is available on our website at www.veritexbank.com under "About Us—Investor Relations—Corporate Governance."
Compensation Committee
The current members of our Compensation Committee are Blake Bozman, Pat S. Bolin, William E. Fallon and Mark C. Griege, with Mr. Bozman serving as chair. Our Board has evaluated the independence of the members of the Compensation Committee and has determined that each of the members is independent under the applicable Nasdaq listing standards. The Compensation Committee consists exclusively of directors who are "non-employee directors" for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee met five times in 2024.
The Compensation Committee has responsibility for, among other things:
•reviewing the goals and objectives of our executive compensation plans and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk;
•evaluating annually the performance of the Chief Executive Officer and our other executive officers in light of the goals and objectives of our executive compensation plans;
•either as a committee or together with the other independent directors, as directed by the Board, determining and approving the annual compensation of the Chief Executive Officer and our other executive officers;

•evaluating annually the appropriate level of compensation for Board and Board committee service by non-employee directors;
•reviewing perquisites or other personal benefits to our executive officers and directors;
•preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and
•performing such other functions as are assigned by law, our organizational documents or the Board.
The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Compensation Committee charter is available on our website at www.veritexbank.com under "About Us—Investor Relations—Corporate Governance."
Compensation Committee Interlocks and Insider Participation
    During 2024, Messrs. Pat S. Bolin, Blake Bozman, Mark C. Griege, and William E. Fallon served as members of the Compensation Committee. See "Board and Committee Matters—Director Independence." No such individual is, or was during 2024, an officer or employee of our company or any of our subsidiaries, or has engaged in any related person transaction during 2023 in which our company was a participant that required disclosure in this proxy statement. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Corporate Governance and Nominating Committee
The current members of our Corporate Governance and Nominating Committee are Arcilia Acosta, April Box, Mark C. Griege, Gregory B. Morrison and John T. Sughrue, with Mr. Morrison serving as chair. Our Board has evaluated the independence of the members of the Corporate Governance and Nominating Committee and has determined that each of the members is independent under the applicable Nasdaq listing standards. The Corporate Governance and Nominating Committee met four times in 2024.
The Corporate Governance and Nominating Committee has responsibility for, among other things:
•identifying individuals qualified to become members of the Board and recommending nominees to stand for election as directors and to fill any vacancies on our Board;
•leading the Board in its annual review of the Board's performance;
•recommending Board members for committee membership;
•developing and reviewing our Corporate Governance Guidelines;
•establishing procedures for and exercising oversight of the evaluation of the Board and management;
•reviewing the Company's policies and programs that relate to ESG matters; and
•performing any other duties or responsibilities expressly delegated to the committee by the Board from time to time relating to the nomination of Board and committee members.
The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on our website at www.veritexbank.com under "About Us—Investor Relations—Corporate Governance."
Risk Committee
The current members of our Risk Committee are April Box, William D. Ellis, William E. Fallon, Manuel J. Mehos and John T. Sughrue, with Mr. Fallon serving as chair. Our Board has evaluated the independence of the members of the Risk Committee and has determined that each of the members is independent under the applicable of Nasdaq listing standards. The Risk Committee met six times in 2024.

The Risk Committee has responsibility for, among other things:
•assisting the Company with identifying, assessing and managing all of the risks that the Company faces and has established a risk infrastructure capable of addressing those risks;
•reviewing the Company's enterprise risk management framework, which outlines the Company's approach to risk management and the policies, processes and governance structures used by management to execute its risk management strategy; and
•evaluating the division of risk-related responsibilities and performing a gap analysis to determine that the oversight of any risk is not omitted.
Nomination of Directors
Our Corporate Governance and Nominating Committee is responsible for reviewing the skills and characteristics of potential Board nominees, as well as the composition and size of the Board as a whole. In selecting or recommending candidates for election to our Board, the Corporate Governance and Nominating Committee takes into consideration the criteria approved by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, background and demographics, including race, gender, ethnicity and nationality. Other than as described above, there are no stated minimum criteria for director nominees.
The Corporate Governance and Nominating Committee recommends to the Board the standards to be applied in making determinations as to the absence of material relationships between us and our directors.
For purposes of identifying nominees for the Board, the Corporate Governance and Nominating Committee relies on contacts of the members of the Board as well as their knowledge of members of the communities the Bank serves. Our Corporate Governance and Nominating Committee also considers shareholder recommendations for nominees, provided that the nomination includes a complete description of the nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as a Board member if elected. Such nominations should be addressed to the chair of the Corporate Governance and Nominating Committee at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.
At present, the Board does not engage any third parties to identify and evaluate potential director candidates.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including our principal executive officer, principal financial officer, principal accounting officer or controller. The Code of Business Conduct and Ethics is available on our website at www.ir.veritexbank.com under "Investor Relations—Corporate Governance." Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.

PROPOSAL 2. APPROVAL OF 2025 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

We are asking shareholders to approve our 2025 Amended and Restated Omnibus Incentive Plan, which amends and restates our 2022 Amended and Restated Omnibus Incentive Plan (the “Equity Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the Equity Plan by an additional 900,000 shares. Our Compensation Committee approved the Equity Plan, as amended and restated, on April 25, 2025, subject to, and to be effective upon, the approval of this proposal by our shareholders at the Annual Meeting.

As of April 28, 2025, there were 287,007 shares of our common stock available for issuance under the Equity Plan. If the Equity Plan, as amended and restated, is not approved, we may be unable to continue to offer competitive equity-based compensation and would need to consider other compensation alternatives. The increase in the number of shares available under the Equity Plan will allow us to continue to provide equity incentive awards as part of our compensation objectives to attract and retain talented employees and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. Our Board believes that the Equity Plan plays an essential role in providing long-term, performance-based incentives aligned with shareholder interests.

Key Shareholder Protections in Equity Plan

While our Board and the Compensation Committee believe that equity and equity-based awards are an important component of our overall compensation program, the Compensation Committee prioritizes shareholder interests in evaluating the awards to be granted to executives and other employees in its administration of the Equity Plan. The following are features of the Equity Plan designed to provide protection for shareholders (these features will remain in the Equity Plan, as amended and restated):

•Prohibition against discounted stock options and stock appreciation rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•Prohibition against stock option or SAR repricing. The Equity Plan prohibits the reduction of the purchase price of a stock option or SAR without shareholder approval.

•No dividend equivalents paid on unvested awards or unexercised stock options. The Equity Plan does not permit the payment of dividends (or dividend equivalent rights) on any unvested awards or unexercised stock options.

•No “evergreen” provision. The Equity Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

•Independent committee. Subject to its right to delegate certain limited authorities, the Equity Plan is administered by the Compensation Committee, which is comprised of independent directors.

•One-year minimum vesting. As described below, generally, no more than 5% of the shares authorized for issuance under the Equity Plan may be granted pursuant to awards that vest earlier than one year after the date of grant.

Purpose of the Equity Plan

The Equity Plan has two complementary purposes: (i) to attract and retain talented individuals to serve as officers, employees, directors and service providers; and (ii) to increase shareholder value by aligning the interests of our officers, employees, directors and service providers with the long-term interests of our company and our shareholders. The Equity Plan offers eligible officers, employees, directors and service providers the opportunity to acquire shares of our common stock, or receive monetary payments, on the potentially favorable terms provided by the Equity Plan.

Administration of the Equity Plan

The Compensation Committee administers the Equity Plan. The Compensation Committee has authority under the Equity Plan to:

•designate participants who may receive awards under the Equity Plan;

•determine the types of awards to be granted under the Equity Plan;

•determine the number of shares to be covered by each award;

•determine the terms and conditions of any award;

•amend the terms and conditions of any award;

•determine whether, to what extent, and under what circumstances awards may be exercised in cash, shares, other securities, other awards or other property, canceled, forfeited or suspended;

•establish, amend, suspend or waive rules and appoint such individuals as it shall deem appropriate for the proper administration of the Equity Plan;

•approve forms of award agreements for use under the Equity Plan;

•determine the terms and conditions, not inconsistent with the terms of the Equity Plan, of any award granted thereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto, based in each case on such factors as the Compensation Committee will determine);

•construe and interpret the terms of the Equity Plan and awards granted pursuant to the Equity Plan;

•prescribe, amend and rescind rules and regulations relating to the Equity Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; and

•make any other determination and take any other action that the Compensation Committee deems necessary for the administration of the Equity Plan.

The Compensation Committee, or the Board, may delegate to any of our officers the authority to grant awards under the Equity Plan. However, any officer who receives such a delegation of authority may not grant himself or herself an award under the Equity Plan.

Authorized Shares and Award Limits

An aggregate of 3,250,000 shares of common stock were authorized for issuance under the Equity Plan. As of April 28, 2025, 2,962,993 shares of common stock have been granted under the Equity Plan, which represents approximately 5.5% of our issued and outstanding shares as of April 28, 2025. If our shareholders approve this proposal, then an aggregate of 4,150,000 shares of our common stock will be authorized for issuance under the Equity Plan. Our Board believes that the potential equity dilution to our shareholders that may result from approval of the proposal is reasonable in light of the benefits and advantages of compensation in the form of equity awards to the success of our company's long-term goals.

Under the current terms of the Equity Plan, the maximum aggregate number of shares subject to awards granted under the Equity Plan in any 12-month period to any single individual in any plan year under the Equity Plan is 500,000, and any single individual may receive an aggregate cash award of up to $1 million per year.

If a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, disposition, spin-off, combination, repurchase or exchange of shares or other securities of our company, issuance of warrants or other rights to purchase shares or other securities of our company or other similar corporate transaction or event affects the shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan, then the Compensation Committee shall (as deemed appropriate) adjust (i) the number and type of shares subject to, or that may become subject to, outstanding awards; (ii) the purchase price or exercise price with respect to the award; or (iii) any other limitations contained within the Equity Plan. Notwithstanding the foregoing, the Compensation Committee may not make any adjustments to outstanding options or SARs that would constitute a modification, extension, or substitution of such rights under Treasury Regulation Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.

The closing price of our common stock on the Nasdaq Global Market on April 28, 2025 was $23.35.

Eligibility

The individuals eligible to receive grants of awards under the Equity Plan are determined at the discretion of the Compensation Committee.
Types of Awards

Stock Option Awards. Nonqualified stock options may be issued under the Equity Plan. The exercise price of an option may not be less than the fair market value per share of common stock on the date of grant (except for options assumed in a corporate transaction). The Compensation Committee may provide for payment of the exercise price of a stock option in the form of (i) cash or cash equivalents, (ii) delivery of previously-acquired shares based on the fair market value of the shares on the date the stock option is exercised, (iii) withholding of shares from the stock option based on the fair market value of the shares on the date the stock option is exercised, (iv) broker-assisted market sales, or (iv) any other cashless exercise arrangement.

SARs. An SAR is a right to be paid an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the exercise price, which is generally the fair market value of a share of common stock on the date of grant. Payment can be made in cash, common stock, or both, as specified in the award agreement or as determined by the Compensation Committee.

Restricted Stock and RSUs. A restricted stock award is an award of common stock subject to restrictions on transferability and any other restrictions as the Compensation Committee may impose. The restrictions may lapse after a specified period of employment and/or the satisfaction of pre-established performance goals, in installments or otherwise as determined by the Compensation Committee. An RSU is an award of the right to receive cash or common stock at a future date.

Stock Grants. The Compensation Committee may grant awards of our common stock that are not subject to vesting or other conditions upon grant, subject to the one-year minimum vesting requirement described below under “Award Requirements—Vesting”.

Other Awards. The Compensation Committee may also grant cash-based awards.

Performance-Based Awards. Any awards granted under the Equity Plan may be granted subject to a performance period and performance goals determined by the Compensation Committee. An explanation of the criteria that may be applicable to such performance goals is provided below under “Performance Goals.”

Performance Goals

The Compensation Committee may grant an award under the Equity Plan for which payment or vesting is based on the attainment of one or more performance goals. The performance goals may relate to the performance of the Company, a subsidiary, affiliate, division or strategic business unit or any combination thereof.

Performance goals are determined by the Compensation Committee and are based on a number of criteria as may be selected by the Committee from time to time, including, without limitation, (i) earnings per share, (ii) efficiency ratio, (iii) earning asset growth and compensation (loans and securities), (iv) deposit growth and composition, (v) net charge-offs, (vi) nonperforming assets to risk weighted capital and (vii) total shareholder return ("TSR") calculated as described in “Executive Compensation—Compensation Discussion and Analysis.

Award Requirements

Dividend and Voting Rights. Participants are not entitled to receive any cash or stock dividends paid to or made with respect to any unvested awards or unexercised stock options and do not have the right to vote the shares subject to such awards.

Consideration. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Compensation Committee or required by applicable law.

Vesting and Forfeiture. Awards vest according to the vesting schedule provided in the applicable award agreement, provided that no stock-based awards may vest earlier than one year after the date of grant. For awards granted to our non-employee members of the Board, the one-year requirement is met if the award vests on the first annual shareholders meeting following the date of grant (provided the meeting is not less than 50 weeks after the grant date). The Compensation Committee may grant awards that are not subject to the one-year vesting requirement but the shares of common stock subject to such awards cannot exceed 5% of the shares of common stock reserved for issuance. The Compensation Committee may accelerate unvested awards, but such acceleration will count against the 5% limit unless the acceleration is upon a participant’s termination of service (i) due to death, disability, or retirement (as the term is defined in the applicable award agreement), (ii) without cause or for good reason (as both terms are defined in the applicable award agreement), or (iii) upon a change in control if the successor does not assume or substitute the award. Unless otherwise determined by the Compensation Committee or in the award agreement, upon a participant’s termination of service, all unvested awards held by the participant shall be forfeited.

Change in Control

Unless otherwise provided in an award agreement or other agreement between our company and the grantee, in the event of a “change in control” (as defined in the Equity Plan) each outstanding award will be treated as determined by the Compensation Committee.

With respect to each outstanding award that is not assumed or substituted in connection with the change in control, the Compensation Committee may fully vest any unvested awards (and any performance conditions applicable to such awards will be deemed to have been achieved at target level). An award is considered assumed if, following the change in control, the award confers the right to purchase or receive the consideration (whether stock, cash or other securities or property) received in the change of control by the holders of common stock for each share held on the effective date of the transaction.

Clawback

In addition to any forfeiture provisions otherwise applicable to an award, a grantee’s right to payment or benefits with respect to an award is subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Compensation Recovery Policy adopted by the Company, as may be amended from time to time, and as required by applicable law.

Transferability

Except as otherwise determined by the Compensation Committee, awards granted under the Equity Plan may be transferred only by will or by the laws of descent and distribution. If the Compensation Committee grants an award that may be transferred by the participant, the award agreement must expressly provide for transferability and the transfer must be for no consideration.

Amendment and Termination

The Compensation Committee may at any time amend, alter, suspend or terminate the Plan, provided that the Company must obtain shareholder approval for any amendment to the extent necessary and desirable to comply with applicable law.

Registration

If this proposal is approved by our shareholders, we intend to file with the SEC a registration statement on Form S-8 covering the increase in the number of shares of common stock authorized for issuance under the Equity Plan.

United States Federal Income Tax Information

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of awards granted under the Equity Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

The federal income tax consequences of awards granted under the Equity Plan will depend on the type of award.

Nonstatutory Stock Options and SARs. An award recipient generally recognizes no taxable income as the result of the grant of a nonstatutory stock option or SAR. Upon the exercise of a nonstatutory stock option or SAR, the optionee normally recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the optionee is a Company employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock-settled SAR, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise.

Stock Awards and Restricted Stock. For a grantee of an award, ordinary income generally will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. If shares, when delivered, are subject to a substantial risk of forfeiture, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture).

RSUs. For a grantee of an award, ordinary income generally will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) the Company may not be entitled to a tax deduction for compensation attributable to awards granted to certain current and former employees who are "covered employees" (as defined by Section 162(m) of the Code if and to the extent such compensation exceeds $1 million per taxable year; and (ii) an award may be taxable at 20% above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.

If an individual’s rights under the Equity Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by us of a compensation deduction.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Equity Plan, and is not intended as tax guidance to participants in the Equity Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or non-U.S. tax laws.

Future Grants

Future grants under the Equity Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Equity Plan will depend on a number of factors, including the fair market value of common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Equity Plan.

For information relating to the grants under the Equity Plan for the year ended December 31, 2024 to our named executive officers, see “Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards.”

Shareholder Approval

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of the Equity Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR 2025 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.

PROPOSAL 3. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("NEOs")
As of the date of this proxy statement, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
"RESOLVED, that the compensation of the NEOs, as disclosed in this proxy statement under "Executive Compensation," including the related compensation discussion and analysis, executive compensation tables and any related disclosures, is hereby approved."
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies our compensation objectives. Please refer to "Executive Compensation" below for a discussion of our executive compensation program.
As an advisory vote, this proposal is not binding on us and should not be construed as overruling any decision of the Board or Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and intend to address them in making future compensation decisions.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the non-binding advisory vote on the compensation of our NEOs.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS NON-BINDING, ADVISORY PROPOSAL REGARDING THE COMPENSATION OF OUR NEOs

EXECUTIVE OFFICERS
The following table sets forth the name, age and position with Veritex or the Bank, as indicated, of each of our executive officers for 2025. The business address for all of these individuals is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.

Name	Age	Position
C. Malcolm Holland, III	65	Chairman of the Board, Chief Executive Officer, Veritex
Terry S. Earley	66	Senior Executive Vice President and Chief Financial Officer, Veritex and the Bank
Dominic Karaba	53	Senior Executive Vice President, Veritex; Chief Banking Officer and President, Bank
Curtis Anderson	62	Senior Executive Vice President and Chief Credit Officer, Veritex and the Bank
LaVonda Renfro	64	Senior Executive Vice President, Veritex; Chief Operating Officer, Bank
Angela Harper	56	Senior Executive Vice President, Veritex; Chief Risk Officer, Bank
Phil Donnelly	62	Senior Executive Vice President, Veritex; General Counsel, Bank
Cara McDaniel	59	Senior Executive Vice President, Veritex; Chief Talent Officer, Bank

The following is a brief discussion of the business and banking background and experience of our executive officers. All of our executive officers are appointed by the Board and serve at the discretion of the Board.
C. Malcolm Holland, III.    Refer to "Proposal 1. Election of Directors—Nominees for Election" above for a description of Mr. Holland's experience.
Terry S. Earley.   Terry Earley has served as the Senior Executive Vice President and Chief Financial Officer of Veritex and the Bank since January 2019, when he joined us in connection with our acquisition of Green. Mr. Earley is responsible for the Finance, Accounting and Treasury functions of the Bank. From March 2017 through January 2019, Mr. Earley was Executive Vice President and Chief Financial Officer of Green. From December 2011 to March 2017, Mr. Earley served as Executive Vice President and Chief Financial Officer of Yadkin Financial Corporation and its predecessors. Prior to that, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. Mr. Earley is a Certified Public Accountant and received his Bachelor of Business Administration with a concentration in Accounting from the University of North Carolina at Chapel Hill.
Dominic ("Dom") Karaba.   Dominic Karaba joined the Bank as President and Chief Banking Officer in 2023. Mr. Karaba is responsible for overseeing all lines of business and is tasked with driving strategy and financial results. Mr. Karaba has served in leadership positions at several banking institutions over his career. Prior to joining Veritex, he served as President Commercial Banking for UMB Bank. From 2002 to 2013 Mr. Karaba held several executive and leadership positions with UMB Bank, including Senior Vice President – Colorado and Utah Business Banking Region Manager. Mr. Karaba holds a Bachelor of Arts from the University of Puget Sound and a Graduate Degree in Banking from the Pacific Coast Graduate School of Banking at the University of Washington.
Curtis Anderson.   Curtis Anderson was appointed as Senior Executive Vice President and Chief Credit Officer in May of 2024. Mr. Anderson had previously served as our Executive Credit Officer at the Bank since January 2023. Mr. Anderson is responsible for the Bank’s credit quality, credit underwriting and administration functions. From 2015 to 2023, Mr. Anderson served in various capacities at Texas Capital Bank, including Chief Credit Officer. Prior to his time at Texas Capital Bank, Mr. Anderson served in various credit functions at Bank of America for nearly 30 years. Mr. Anderson attended Ottowa University.
LaVonda Renfro.   LaVonda Renfro has served as our Senior Executive Vice President and Chief Operating Officer of the Bank since 2010. Ms. Renfro is responsible for the overall administration and coordination of the activities of the Bank’s branches, including operations, sales and marketing, deposit operations, merchant services, private banking, business banking and treasury management. From 2005 to 2010, Ms. Renfro served as the Retail Executive of Colonial Bank/BB&T. From 1994 to 2005, Ms. Renfro was Senior Vice President, District Manager for Bank of America’s Austin and San Antonio Markets.
Angela Harper. Angela Harper has served as our Senior Executive Vice President and Chief Risk Officer of the Bank since 2009. Ms. Harper oversees the loan operations, compliance and Bank Secrecy Act departments of Veritex and the Bank. From 2002 to 2009, Ms. Harper served in various capacities at Colonial Bank, including Senior Vice President, Credit Administration Officer and Risk Management Officer for the Texas region. Ms. Harper began her career in banking as a Bank Examiner at the Office of the Comptroller of the Currency from 1991 to 1995 working in the Dallas Duty Station. Ms. Harper received a Bachelor of Business Administration in Finance in 1989 and a Master of Business Administration from Texas Tech University in 1990 and is a Certified Enterprise Risk Professional and a Certified Regulatory Compliance Manager.
Philip ("Phil") Donnelly. Phil Donnelly has served as our Senior Executive Vice President and General Counsel of the Bank since May 2022. Mr. Donnelly previously served as owner of Philip A. Donnelly, PLC where he provided legal and consulting services to financial and philanthropic institutions, and sports organizations from 2019 through May 2022. During such period, his practice focused on corporate governance, commercial finance, regulatory and compliance, complex litigation management, contracts and HR support. From 2017 to 2019, Mr. Donnelly served as President, CEO & General Counsel of AMPD Golf Performance, LLC, providing proprietary, state of the art, in-person and online, wellness and fitness solutions to professional golfers, country clubs, individuals, hospitals and physical therapy locations in the US. Mr. Donnelly received a Juris Doctorate from St. John's University.

Cara McDaniel. Cara McDaniel has served as our Senior Executive Vice President and Chief Talent Officer of the Bank since June 2020. Ms. McDaniel is responsible for leading and developing the Company’s overall human resource strategy including talent acquisition, talent management, succession management, and leadership development programs. Ms. McDaniel has served in executive and leadership positions at a number of banks and financial institutions. Immediately prior to joining Veritex, she served as Executive Vice President, Head of Human Resources and Talent Strategy at Texas Capital Bank for nine years. Prior to that she held the position of National Head of Human Resources for Citi’s US Commercial Bank. Ms. McDaniel received a bachelor’s degree in business administration, special emphasis in marketing and finance, from Texas Woman’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion & Analysis ("CD&A") explains our executive compensation program for our named NEOs listed below. This CD&A also describes the Compensation Committee’s process for making NEO compensation decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2024.

Name	Principal Position
C. Malcolm Holland, III	Chairman of the Board, Chief Executive Officer, Veritex
Terry S. Earley	Senior Executive Vice President and Chief Financial Officer, Veritex and the Bank
Dom Karaba	Senior Executive Vice President, Veritex; Chief Banking Officer and President, Bank
LaVonda Renfro	Senior Executive Vice President, Veritex; Chief Operating Officer, Bank
Angela Harper	Senior Executive Vice President, Veritex; Chief Risk Officer, Bank

Executive Summary

Say-on-Pay and Shareholder Engagement

As a Company, we are committed to being responsive to our shareholders. Over the years, we have increased the focus and intensity of our outreach and engagement activities to stakeholders to ensure the Board and management have a solid understanding of their views and can appropriately respond to their questions or concerns.
Consistent with this commitment, we again proactively engaged with our shareholders in late 2024 and early 2025. We contacted the bank’s top 21 shareholders, representing nearly 60% of shares outstanding, to invite them to discuss, amongst other topics, our compensation practices. We held several meetings with our shareholders. Certain of our independent directors, including our non-executive chair and the chair of the Compensation Committee, along with our Senior Executive Vice President, Veritex; General Counsel, Bank and Senior Executive Vice President, Veritex; Chief Talent Officer, Bank met with top holders. The remaining shareholder meetings were conducted with the Senior Executive Vice President, Veritex; General Counsel, Bank and Senior Executive Vice President, Veritex; and Chief Talent Officer, Bank.
During these engagements, we continued to receive valuable feedback as it relates to our executive compensation program. Many of our top holders appreciated the changes we made to our compensation program such as increasing the split in the long-term incentive award from 50/50 PSUs to RSUs to 60/40 split, and indicated they were comfortable with our compensation program. We also made continued enhancements to our disclosures including additional details on our succession planning process and additional details on the qualitative component of our annual incentive program. We intend on continuing to engage with our shareholders and incorporating their feedback into our decision making process.

Fiscal 2024 Business Highlights Plan

•Diluted EPS was $1.95 as of December 31, 2024;
•Total Shareholder Return ("TSR") was $119.3 for 2024, which is in line with the KRX index of $118.3;
•Pre-tax, pre-provision operating return on average assets ("PTPP ROAA") was 1.37% for 2024; and
•Operating return on average tangible common equity ("ROATCE") was 10.10% for 2024.

Fiscal 2024 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives, and long-term equity incentives. The Compensation Committee made the following executive compensation decisions for the Company's NEOs for fiscal year 2024:

Base salaries. For 2024, certain NEOs received market adjustments to their base salary based on the Pearl Meyer market data reviewed by the Compensation Committee.

Annual Incentives. The Company maintains a balanced scorecard of financial metrics for its annual incentive plan. Based on the 2024 scorecard, the Compensation Committee approved an annual payout for NEOs equal to 98.5% of target based upon the formulaic calculation. No additional discretion was applied.

Long Term Incentives. The Compensation Committee granted equity awards effective February 1, 2025, at each NEO’s target level. The 2025 grant was made in the form of Performance Stock Units (60% of shares) and Restricted Stock Units (40% of shares). These 2025 equity awards align the NEO’s financial interests with shareholders over the next three years.

In addition, the Compensation Committee vested the 2022 Performance Stock Units, for the 2022, 2023, and 2024 performance period, at 92.8% of the total initial grant based upon the bank’s three-year combined results.
•ROTCE results were at the 48th percentile of the KRX which calculated to a 96% achievement, then reduced by 20% due to the TSR modifier being in the 25th percentile or below tier, resulting in a final payout of 76.8% of the initial ROTCE grant.
•PTPP ROAA results were at the 68th percentile of the KRX which calculated to a 136% achievement, then reduced by 20% due to the TSR modifier being in the 25th percentile or below tier, resulting in a final payout of 108.8% of the initial PTPP ROAA grant.

Compensation Governance Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✔	Place a significant emphasis on performance-based, variable compensation	✘	We do not allow repricing of underwater stock options without stockholder approval
✔	Maintain robust stock ownership guidelines	✘	We do not have excessive perquisites
✔	Annual say-on-pay vote	✘	We do not allow hedging or short sales or pledging of our securities
✔	Executive employment agreements include a double-trigger requirement to receive severance payouts in the event of a change in control	✘	We do not pay dividends or dividend equivalents on unearned performance-based awards
✔	Maintain a recoupment ("clawback") policy	✘	We do not have tax gross ups
✔	Use an independent, external compensation consultant	✘	We do not pay or accrue dividends on unvested shares

What Guides Our Program

Our Compensation Philosophy

The overall objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company.

•Align executive compensation with strategy, performance, and the interests of our shareholders. Our executive compensation programs provide incentive compensation opportunities that promote the achievement of a balanced mix of short- and long-term strategic and financial objectives. In developing our compensation programs and related performance goals, we generally consider our business objectives, market practices, external competitiveness, shareholder interests and advice from our independent compensation consultants. In most cases, our executive compensation program is designed to deliver compensation that approximates the 50th percentile for comparable regional banks as well as for a carefully selected public peer group. Compensation may exceed the 50th percentile when performance exceeds expectations. Our executive incentive compensation performance metrics are designed to support our priorities for creating shareholder value and a solid foundation for growth.
•Enhance our ability to attract and retain a talented executive management team. We seek to offer competitive compensation opportunities and packages that enable us to attract and retain highly talented and experienced executives with the critical knowledge and skills necessary for the execution of our strategy.
•Manage risk. Our executive compensation program is designed to minimize risk. In particular, we believe our incentive compensation program is structured to mitigate excessive risk to the Company.

•Foster support of non-financial management goals needed to respond to changing business environments and achieve strategic business plans. While financial results are the primary commitment we make to our shareholders, our executive compensation program balances financial results with other key values such as leadership, strategic business plan execution, teamwork, and community service. In addition, certain components of our executive compensation program, such as retention awards and change in control and severance benefits, give our management team and the Board tools to facilitate decisions about retention, succession planning, acquisitions and other significant corporate events that would be in the best interests of the Bank and our shareholders, but might impact the position or employment status of executive officers.

Elements of Compensation

The following primary elements of compensation support our executive compensation philosophy.

Element		Objective
Fixed	Base Salary	Provide market-competitive base pay, to attract and retain top talent, that is reflective of an executive officer’s role, responsibilities, expertise, and individual performance
Variable / At-Risk	Annual Incentives (Cash Bonus)	Motivate and reward eligible NEOs for their efforts and contributions to our business success, by achieving key financial, strategic and operational objectives.
	Long-Term Equity Incentives	Align our NEOs’ awards with the long-term interests of our shareholders, as well as Veritex’s long term business strategy and leadership talent retention goals.

Pay Mix

The executive compensation program uses a mix of fixed and variable pay, with an emphasis on variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal 2024. These charts illustrate target compensation is 27% fixed and 73% variable for the CEO, and 39% fixed and 61% variable for the other NEOs.

The Decision-Making Process

Compensation Committee Responsibilities

The Compensation Committee is responsible to the Board and to our shareholders for the oversight and governance of our compensation program for executive officers, and for approving the compensation of our executive officers. The Compensation Committee, either as a committee or together with our other independent directors, reviews and ratifies decisions with respect to the compensation of our executive officers, including our NEOs. The Compensation Committee reviews our executive officers’ performance in correlation with the goals and objectives of our executive compensation plans; determines and approves the overall compensation strategies and policies for our executive officers; reviews all equity compensation plans and awards; evaluates whether incentive and other forms of pay encourage excessive risk-taking by executive officers; and reviews perquisites and other personal benefits to our executive officers. The Compensation Committee also specifically evaluates our Chairman and CEO’s performance in light of our goals and objectives relevant to his compensation and, either as a committee or together with our other independent directors, recommends the compensation of our Chairman and CEO for approval by the Board. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on our website at www.veritexbank.com under "About Us—Investor Relations—Corporate Governance."

Management Input

While the Compensation Committee determines the overall compensation strategy and policies for our executive officers and approves their compensation, it seeks input from the CEO with respect to both overall guidelines and discrete compensation decisions. Specifically, the CEO attends certain meetings of the Compensation Committee to provide input and recommendations with respect to the compensation of officers and other executives, as well as compensation programs and policies for all employees. In addition, our CEO provided advice to the committee in assessing executive officer performance to finalize the appropriate award levels for each individual. However, the CEO is not present during any discussion relating to his own compensation and is not involved in determining his own compensation. Final decisions regarding executive compensation and the Company’s overall compensation philosophy and policies are made by the Compensation Committee.

Engagement of Compensation Consultant

For 2024, the Compensation Committee continued its engagement with Pearl Meyer, as the independent compensation consultant for matters related to executive compensation for 2024. Pearl Meyer was engaged to support the Compensation Committee’s efforts to conduct a comprehensive analysis of the current executive compensation program. The Compensation Committee determined that Pearl Meyer was independent during 2024.

External Benchmarking

As one point of reference, the Compensation Committee periodically conducts external benchmarking to evaluate the competitiveness of our executive compensation program.

This benchmarking reflects both a specified public peer group as well as the overall regional bank market for talent.

During Fiscal 2024, the Compensation Committee selected the following public peer group presented by total assets size largest to smallest:

Peer Name	Ticker
Ameris Bancorp	ABCB
Independent Bank Group, Inc.	IBTX
Trustmark Corporation	TRMK
TowneBank	TOWN
CVB Financial Corp.	CVBF
Hilltop Holdings, Inc.	HTH
ServisFirst Bancshares, Inc.	SFBS
Seacoast Banking Corporation of Florida	SBCF
Enterprise Financial Services Corp	EFSC
First Financial Bankshares, Inc.	FFIN
FB Financial Corporation	FBK
First Bancorp	FBNC
Stellar Bancorp, Inc.	STEL
National Bank Holdings Corporation	NBHC
Origin Bancorp, Inc.	OBK
The 50th percentile of total assets of this group was $14.8 billion, which is comparable to the total assets of the Company ($12.8 million as of December 31, 2024). The Compensation Committee believes that this group provides a reasonable market reference point. In addition to this public peer group, the Compensation Committee also reviews broader market data for comparable-size regional banks.

2024 Executive Compensation Program In Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. Base salary is generally targeted at the market 50th percentile of our public peer group. In establishing base salaries for our NEOs for fiscal year 2024, the Compensation Committee considered factors such as competitive market data as well as individual performance, experience, tenure, internal equity, and employee potential.

The table below sets forth the base salary payable to each of our NEOs for 2023 and 2024:

Executive Officer	Principal Position	2023 Base Salary ($)	2024 Base Salary ($)	% Change
C. Malcolm Holland, III	Chairman of the Board, Chief Executive Officer, Veritex	800,000	850,000	6%
Terry S. Earley	Senior Executive Vice President and Chief Financial Officer, Veritex and the Bank	500,000	500,000	—%
Dom Karaba	Senior Executive Vice President, Veritex; Chief Banking Officer and President, Bank	625,000	625,000	—%
LaVonda Renfro	Senior Executive Vice President, Veritex; Chief Operating Officer, Bank	410,000	425,000	4%
Angela Harper	Senior Executive Vice President, Veritex; Chief Risk Officer, Bank	375,000	390,000	4%
Annual Incentive

Our annual incentive consists of a balanced scorecard of specified metrics to reward financial achievement while at same time fostering asset quality and risk management. The Compensation Committee approves the metrics and goals at the start of the year. For 2024, the annual incentive was based 75% on six financial metrics (75% weight) and 25% based on specific Individual Management Goals. Actual payouts depend on the achievement of predetermined financial performance objectives and could range from 0% to 125% of target award amounts in 2024. The Compensation Committee, in its sole discretion, determines the terms (including the performance measures) of bonuses paid for any year and has discretion to adjust bonuses by reviewing performance goals and extraordinary factors.

For the management goals component, which carried a target weighting of 25%, the Committee awarded a payout equal to 100% of that target, or 25%, based on the Company’s overall performance in 2024 and progress on key strategic objectives. In reaching this decision, the Committee considered the executive team's successful execution of several critical initiatives, including, among other strategic projects, ongoing balance sheet repositioning, enhancements to credit administration processes and outcomes, implementation of new systems to improve operational speed and execution, and fortifying the Company’s overall succession plan and talent bench strength. Over time, these efforts are intended to position the Company for scalable growth and improved total shareholder return relative to KRX peers.

The Company sets stretch performance goals to foster a pay-for-performance culture. Over the last five fiscal years the actual payout has averaged 79% of target which reflects the significant risk in the program.

Financial Performance Objectives, Levels & Results

The Annual Performance Award Plan sets levels of corporate performance targets, resulting in cash incentive payments to the NEOs in amounts ranging from 0% to 125% of target depending on actual performance. The following metrics were utilized for the determination of the 2024 annual cash bonus payout:

Performance Measures	Weighting	Performance Range			Actual Results	Actual Result as % of Performance Range
		Threshold 75% payout	Target 100 % payout	Stretch 125% payout
Earnings Per Share[1]	25%	$1.95	$2.29	$2.50	$2.17	91.2%
Expense to Average Assets[1]	15%	2.20%	2.00%	1.90%	2.08%	90.0%
Net Interest Margin	10%	3.00%	3.16%	3.32%	3.26%	115.6%
Organic Non-Wholesale Deposit Growth	10%	5.00%	10.00%	12.50%	8.00%	89.5%
Credit Quality - Nonperforming Assets[2]	7.5%	0.90%	0.70%	0.50%	0.68%	102.5%
Credit Quality - Criticized[3]	7.5%	6.65%	5.65%	5.00%	5.11%	120.1%
Specific Individual Management Goals	25%	Performance and payout determined by CEO ( and by Compensation Committee for CEO)			100.0%	100.0%
1 Operating metrics
2 Average nonperforming/average assets
3 Average criticized loans/average loans

Annual Cash Incentive Award Payouts

Based on the above results, the Compensation Committee approved annual incentive award payouts for 2024 as follows:

Name	Target Bonus		Actual Bonus
	Percent of Salary	Dollar	Percent of Salary	Dollar
C. Malcolm Holland, III	100%	$850,000	98.5%	$837,250
Dominic Karaba	80%	$500,000	98.5%	$492,500
Terry S. Earley	100%	$500,000	98.5%	$492,500
LaVonda Renfro	50%	$212,500	98.5%	$209,313
Angela Harper	50%	$195,000	98.5%	$192,075

Long-Term Incentives

We believe that long-term incentive compensation is a critical part of our executive compensation program because it promotes achievement of our long-term financial and strategic objectives and aligns the financial interests of our executive officers with those of our shareholders. We generally grant equity awards, RSUs and Performance-based Restricted Stock Units ("PSUs"), to each of our NEOs in order to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. The Compensation Committee granted the NEOs the following long-term incentive awards effective February 1, 2024, using the following mix of equity:

Award Type	Weighting	Design At-a-Glance
PSUs	60% of shares
PSUs align executive pay with achievement of financial metrics that are the most impactful to shareholders and are subject to three-year cliff vesting upon meeting the following performance conditions.

Awards are earned based on relative performance against the industry as measure by the KBW Nasdaq Regional Banking Index ("KRX"), measured over a three-year performance period. The metrics for 2024 awards were:
a.ROATCE: 50% weighting
b.PTPP ROAA: 50% weighting

Then, the earned shares will be adjusted (+/-20%) based on rTSR versus the same index. NEOs can earn between 0% and 180% of their target award opportunity. If achievement warrants and the executive remains employed by the Company, PSUs vest at the end of the three-year performance period.

RSUs	40% of shares	RSUs granted to NEOs are subject to three-year pro rata vesting.

The number of PSUs earned at the end of the three-year performance period will be determined based on the attainment of performance levels, including threshold, target, and maximum, as follows:

		Performance Range
	Below Threshold	Threshold	Target	Maximum
KRX Rank	<25th Percentile	25th percentile	50th percentile	75th percentile
PSU Payout (as a % of Target)	0%	50%	100%	150%

Performance below "threshold" for a given performance measure will result in forfeiture of the respective PSUs. Performance between threshold, target, and maximum will be determined using straight line interpolation and rounded up to the nearest whole number of PSUs. To ensure alignment with shareholder value, total shares earned are then subject to a TSR modifier of 80% to 120% based on relative Company performance compared to the TSR of the KRX index.

2024 Long-Term Incentive Awards

The 2024 long-term incentive awards were granted on February 1, 2024. As discussed, the grant-date values were approximately 40% RSUs and 60% PSUs. The Compensation Committee determined in early 2024 that this mix struck the right balance between retention and performance. The calculation of the number of shares granted is found in the tables below. The grant-date accounting value of these awards is disclosed in the 2024 Grants of Plan Based Awards table. In making the grants, the Compensation Committee noted that these awards are above the market 50th percentile but provided alignment of the NEOs with creating long-term shareholder value.

Name	Target %	Target $	Target PSU (60%)	Target RSU (40%)
C. Malcolm Holland, III	130%	$1,040,000	$624,000	$416,000
Terry S. Earley	70%	$350,000	$210,000	$140,000
Dom Karaba	75%	$468,750	$281,250	$187,500
LaVonda Renfro	60%	$246,000	$147,600	$98,400
Angela Harper	60%	$225,000	$135,000	$90,000

Long-Term Incentive Awards Granted as of February 1, 2024

Name	PSUs*			RSUs**
	110% of Target	Monte Carlo	# of Units	110% of Target	VWAP	# of Units
C. Malcolm Holland, III	$686,400	$18.84	36,434	$457,600	$21.95	20,848
Terry S. Earley	$231,000	$18.84	12,262	$154,000	$21.95	7,016
Dom Karaba	$309,375	$18.84	16,422	$206,250	$21.95	9,397
LaVonda Renfro	$162,360	$18.84	8,618	$108,240	$21.95	4,932
Angela Harper	$148,500	$18.84	7,885	$99,000	$21.95	4,511
* PSUs use a Monte Carlo performance valuation model to determine the number of shared granted.
** RSUs use the volume weighted average price for the 20 trading days prior of the grant date of February 1, 2024 to determine the number of shares granted.

2022 PSU Performance (January 1, 2022 - December 31, 2024) Results and Payouts

Name	PSUs Granted in 2022		Actual PSUs Earned in 2024
	ROATCE	PTPP ROAA	ROATCE	PTPP ROAA
C. Malcolm Holland, III	6,552	6,553	5,032	7,130
Terry S. Earley	2,205	2,206	1,694	2,401
LaVonda Renfro	1,550	1,550	1,191	1,687
Angela Harper	1,361	1,361	1,046	1,481

Other Compensation Policies, Programs and Policies

Executive Officer Stock Ownership

The Company’s ownership guidelines encourage executives to build and maintain an investment in our common stock. The Board believes these guidelines further align our NEOs’ interests with the interests of our shareholders and are as follows:

Title	Guideline
Chief Executive Officer	5x annual base salary
All Other NEOs	3x annual base salary

If the ownership requirement has not been met by the fifth anniversary of the date the NEO became subject to the ownership requirement multiple, then 100% of net shares acquired annually from employee equity awards must be retained until requirements are met. Shares that count towards the ownership requirement include shares owned and vested and unvested RSUs. Non-qualified stock options, whether vested or unvested, and unvested PSUs do not count towards the ownership requirement.

As of December 31, 2024, all of our NEOs were within the executive officer stock ownership guidelines with the exception of Dom Karaba.

Clawback Policy

Our company has an incentive compensation recovery (clawback) policy for the CEO and the other NEOs. This policy was adopted in compliance with Rule 5608 of The Nasdaq Stock Market LLC Rules. Under this policy, in the event of a restatement of our company’s financial results, the Company will recover any excess incentive compensation resulting from attainment of a financial reporting measure during the three completed fiscal years prior to the date the restatement is required.

In addition to the exchange listing requirements, our clawback policy enables the Board or Committee to take any remedial actions it deems appropriate in the case of misconduct, excessive risk taking or violations of company policy.

The full clawback policy is available on our website at www.veritexbank.com under "About Us— Investor Relations—Corporate Governance."

Our 2022 Amended Plan and Green Acquired Omnibus Plans ("Equity Plan") provides that, in addition to any forfeiture provisions otherwise applicable to an award under the Equity Plan, a grantee’s right to payment or benefits with respect to an award is subject to reduction, cancellation, forfeiture, clawback or recoupment under clawback policies that may be adopted by us or as required by applicable law.

Our Veritex (Green) 2014 Plan provides that any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or any policy adopted by the Company.

Hedging and Pledging Policy

We have adopted a policy on insider trading that our employees may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. Our insider trading policy allows executive officers, directors and certain employees to enter into pre-established trading plans complying with Rule 10b5-1 under the Exchange Act and our internal policies and procedures in connection with sales of our securities.

Employee Benefits and Other Compensation

Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our NEOs, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement.

401(k) Plan

We provide a 401(k) program that allows employees to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all employees enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) plan. We match 100% of employee contributions to the 401(k) plan up to 6% of their eligible compensation and up to the limitations imposed by the Internal Revenue Service. Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2024 other than benefits received under the 401(k).

Nonqualified Deferred Compensation

The bank does not currently sponsor any nonqualified deferred compensation plans for NEOs, or any other employees of the bank.

Welfare Benefits

We provide medical, dental and vision coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Perquisites

In addition to the benefit plans discussed above in "—Employee Benefit Plans and Other Compensation," we provide our NEOs with certain perquisites. In 2024, we reimbursed Mr. Holland and Mr. Karaba for certain club membership dues in the amount of $69,568 and $9,567, respectively, which memberships were used for business purposes.

VB Sub 5, LLC, a subsidiary of the Bank, owns a corporate airplane. We may allow our executive officers and directors to utilize the corporate airplane for personal use in limited circumstances. The hourly reimbursement rate represents the aggregate incremental cost for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, taxes and travel expenses. The aggregate incremental expense for personal use of the corporate aircraft is reflected below in the Summary Compensation Table ("SCT") under the column "All Other Compensation."

Impact of Tax and Accounting

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and based on that review and discussion, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement. The Board approved the Compensation Committee’s recommendation.

COMPENSATION COMMITTEE

Blake Bozman, Compensation Committee Chair Pat S. Bolin, Compensation Committee Member William E. Fallon, Compensation Committee Member Mark C. Griege, Compensation Committee Member

Executive Compensation Tables
Summary Compensation Table
    The following table sets forth information regarding the compensation paid to our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022 in which each individual met the definition of a NEO.

Name and Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	All Other Compensation ($)		Total ($)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer	2024	850,000	837,250	1,144,032	—	356,319	5	3,187,601
	2023	800,000	480,000	832,026	—	332,369	5	2,444,395
	2022	800,000	671,200	5,529,257	—	280,383	5	7,280,840
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	2024	500,000	492,500	385,018	—	125,091	6	1,502,609
	2023	500,000	300,000	280,028	—	110,401	6	1,190,429
	2022	500,000	419,500	3,343,964	—	101,622	6	4,365,086
Dominic Karaba, Senior Executive Vice President and Chief Banking Officer and President	2024	625,000	492,500	515,654	—	26,980	7	1,660,134
	2023	625,000	500,000	361,000	—	3,397		1,489,397
LaVonda Renfro, Senior Executive Vice President and Chief Operating Officer	2024	425,000	209,313	270,619	—	51,829	8	956,761
	2023	410,000	123,000	196,835	—	32,451	8	762,286
	2022	410,000	171,995	245,268	—	42,946	8	870,209
Angela Harper, Senior Executive Vice President and Chief Risk Officer	2024	390,000	192,075	247,532	—	58,466	9	888,073
	2023	375,000	112,500	172,833	—	37,232	9	697,565
	2022	360,000	151,020	215,346	—	50,745	9	777,111
1 The amounts shown in this column represent salaries earned and paid during the fiscal year shown.
2 The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
3 The amounts shown in this column represent PSUs and RSUs, which were valued in accordance with ASC 718. Refer to the Grants of Plan-Based Awards table for a breakdown between PSUs and RSUs for each NEO granted during 2023.
4 Option awards are valued on the grant date using the Black-Scholes option-pricing model.
5 The amounts shown in these rows for the fiscal years ended December 31, 2024, 2023 and 2022 include (i) reimbursement for country club membership dues of $69,568, $59,319 and $56,925, respectively; (ii) $2,500 in premiums for a life insurance policy we maintain that provides a death benefit payable to Mr. Holland’s spouse for each year presented, (iii) $84,184, $104,866 and $72,158 in aggregate incremental costs from the personal use of the Company's airplane, respectively, (iv) $19,800, $19,800 and $18,300 of 401k employer match, respectively, and (v) $145,885, $145,885 and $130,500 of dividends paid on stock, respectively.
6 The amounts shown in these rows for fiscal years ended December 31, 2024, 2023 and 2022 include (i) $93,585, $69,930 and $59,434 of dividends paid on stock, respectively, (ii) $19,800, $19,800 and $18,300 of 401k employer match, respectively, (iii) $11,705, $20,671 and $23,888 in aggregate incremental costs from the personal use of the Company's airplane, respectively, and (iv) $24,000 in rent expenses in accordance with Mr. Earley's employment agreement for the fiscal year ended December 31, 2021.
7 The amounts shown in these rows for the fiscal years ended December 31, 2024, include $10,113 in aggregate incremental costs from the personal use of the Company's airplane.
8 The amounts shown in these rows for the fiscal years ended December 31, 2024, 2023 and 2022 include (i) $33,406, $14,436 and $26,388 of dividends paid on stock, respectively, and (ii) $18,423, $18,015 and $16,558 of 401k employer match, respectively.
9 The amounts shown in this row for the fiscal years ended December 31, 2024, 2023 and 2022 include (i) $38,666, $17,432 and $32,445 of dividends paid on stock, respectively, and (ii) $19,800, $19,800 and $18,300 of 401k employer match, respectively.

Grants of Plan-Based Awards
The following table provides information concerning plan-based awards granted to NEOs in fiscal year 2024.

			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards[2]
Name	Award Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)
C. Malcolm Holland, III	PSUs[3]	2/1/2024	—	36,434	54,651		$686,418
	Time-based RSUs[3]	2/1/2024				20,848	$457,614
Terry S. Earley	PSUs[3]	2/1/2024	—	12,262	18,393		$231,017
	Time-based RSUs[3]	2/1/2024				7,016	154,001
Dominic Karaba	PSUs3	2/1/2024	—	16,422	24,633		309,390
	Time-based RSUs3	2/1/2024				9,397	206,264
LaVonda Renfro	PSUs[3]	2/1/2024	—	8,618	12,927		162,362
	Time-based RSUs[3]	2/1/2024				4,932	108,257
Angela Harper	PSUs[3]	2/1/2024	—	7,883	11,825		$148,516
	Time-based RSUs[3]	2/1/2024				4,511	$99,016
1 Represents the threshold, target and maximum value of shares of PSUs that may be earned based on our performance for the performance period beginning on January 1, 2024 and ending on December 31, 2026 under our long-term incentive plans. If the performance criteria meet or exceed the threshold levels, a prorated portion of the incentive award could still be earned by the NEO. For more information regarding our PSUs, see "—Elements of Compensation" and the Outstanding Equity Awards at Fiscal Year-End table below.
2 Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 20 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. For PSUs, the grant date fair value is calculated using the target share amount potentially payable.
3 These awards were granted from the Equity Plan.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding unvested stock awards held by our NEOs as of December 31, 2024.

			Option Awards					Stock Awards
								Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested
			Number of Securities Underlying Unexercised Options

					Option Exercise Price	Option Expiration Date
Name		Grant Date	Exercisable (#)	Unexercisable (#)
C. Malcolm Holland, III		1/1/2016	12,379	—	$16.21	1/1/2026
		1/1/2017	9,375	—	26.71	1/1/2027
		1/1/2018	14,496	—	27.59	1/1/2028
		1/1/2019	39,512	—	21.38	1/1/2029
		1/1/2019	50,000	—	21.38	1/1/2029
		1/1/2020	63,642	—	29.13	1/1/2030
		2/1/2022					1	13,105	353,311
		2/1/2023					2	15,100	407,096
		2/1/2024					3	36,434	982,261
		6/11/2020					4	85,000	2,291,600
		2/1/2022					6	4,190	112,962
		7/1/2022					7	120,000	3,235,200
		2/1/2023					9	9,970	268,791
		2/1/2024					10	20,848	562,062
Terry S. Earley	2	1/1/2019	10,537	—	21.38	1/1/2029
		1/1/2020	20,541	—	29.13	1/1/2030
		2/1/2022					1	4,411	118,921
		2/1/2023					2	5,082	137,011
		2/1/2024					3	12,262	330,584
		6/11/2020					4	50,000	1,348,000
		2/1/2022					6	1,411	38,041
		7/1/2022					8	60,000	1,617,600
		2/1/2023					9	3,356	90,478
		2/1/2024					10	7,016	189,151
Dominic Karaba		9/18/2023					5	20,000	539,200
		2/1/2024					3	16,422	442,737
		2/1/2024					10	9,397	253,343
LaVonda Renfro		1/1/2016	4,114	—	16.21	1/1/2026
		1/1/2017	3,500	—	26.71	1/1/2027
		1/1/2018	4,727	—	27.59	1/1/2028
		1/1/2019	7,902	—	21.38	1/1/2029
		1/1/2019	20,000	—	21.38	1/1/2029
		1/1/2020	13,168	—	29.13	1/1/2030
		2/1/2022					1	3,100	83,576
		2/1/2023					2	3,572	96,301
		2/1/2024					3	8,618	232,341
		6/11/2020					4	25,000	674,000
		2/1/2022					6	992	26,744
		2/1/2023					9	2,359	63,599
		2/1/2024					10	4,932	132,967
Angela Harper		1/1/2017	3,675	—	26.71	1/1/2027
		1/1/2018	4,727	—	27.59	1/1/2028
		1/1/2019	7,902	—	21.38	1/1/2029
		1/1/2019	20,000	—	21.38	1/1/2029
		1/1/2020	11,412	—	29.13	1/1/2030
		2/1/2022					1	2,722	73,385

2/1/2023	2	3,137	84,574
2/1/2024	3	7,883	212,526
6/11/2020	4	15,000	404,400
2/1/2022	6	871	23,482
2/1/2023	9	2,071	55,834
2/1/2024	10	4,511	121,617

1 PSUs granted on February 1, 2022. The number of shares vested is based on a comparison of our TSR against the public peer group TSR during the performance period and shares will vest on January 1, 2025.
2 PSUs granted on February 1, 2023. The number of shares eligible for vesting is based on a comparison of our TSR against the public peer group TSR during the performance period, and the shares will vest on January 1, 2026.
3 PSUs granted on February 1, 2024. The number of shares eligible for vesting is based on a comparison of our TSR against the public peer group TSR during the performance period, and the shares will vest on January 1, 2027.
4 Non-performance RSUs will cliff vest on June 11, 2025.
5 Non-performance RSUs will cliff vest on September 18, 2026.
6 Non-performance RSUs vest in three equal annual installments beginning February 1, 2023.
7 Non-performance RSUs awarded on a one-time retention basis for succession planning purposes are subject to graded vesting over six years with vesting dates and percentages of (i) 10% on July 1, 2023, (ii) 10% on July 1, 2024, (iii) 10% on July 1, 2025, (iv) 20% on July 1, 2026, (v) 20% on July 1, 2027, and (vi) 30% on July 1, 2028. These one-time retention awards are time-based with no allowance for accelerated vesting upon early retirement. Mr. Holland must maintain employment at the Company through the applicable vesting dates to receive the portion of vested shares.
8 Non-performance RSUs awarded on a one-time retention basis for succession planning purposes are subject to graded vesting over three and one-half years with vesting dates and percentages of (i) 15% on July 1, 2023, (ii) 25% on July 1, 2024, (iii) 25% on July 1, 2025, and (iv) 35% on December 31, 2025. These one-time retention awards are time-based with no allowance for accelerated vesting upon early retirement. Mr. Earley must maintain employment at the Company through the applicable vesting dates to receive the portion of vested shares.
9 Non-performance RSUs vest in three equal annual installments beginning February 1, 2024.
10 Non-performance RSUs vest in three equal annual installments beginning February 1, 2025.

Option Exercises and Stock Vested

    The following table provides information concerning the stock options exercised and RSUs that vested during the fiscal year ended December 31, 2024 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
C. Malcolm Holland, III	12,777	$173,895	62,221	$1,295,363
Terry S. Earley	—	—	37,462	770,334
LaVonda Renfro	3,114	32,323	8,309	167,447
Angela Harper	—	—	7,226	145,628
1 Represents the value realized upon vesting of RSUs based on the market value of shares on the vesting date.

Potential Payments upon Termination or Change in Control

The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of our executive officers. Providing change in control benefits offers executive officers a level of security that we believe allows them to continue normal business operations, remain dedicated to our strategic goals, maintain a balanced perspective during potentially uncertain periods and serve in the best interest of us and our shareholders. Accordingly, executive officer severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements benefit our company and our shareholders. The Compensation Committee periodically reviews these arrangements in depth for market competitiveness and to ensure they remain appropriate for our company.

As part of our acquisition of Green, we entered into a change in control agreement with Mr. Earley, our Senior Executive Vice President and Chief Financial Officer. Pursuant to this agreement, in the case of an involuntary termination with no change in control, Mr. Earley will continue to (i) receive payments of his base salary for a period of 12 months following termination, (ii) receive the target annual bonus for the year in which termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and the denominator of which is three hundred sixty-five and (iii) receive the annual cash bonus and annual long-term incentive equity grant earned during the year preceding termination. In case of an involuntary termination within the change in control protection period, which is defined as the period commencing on the earlier to occur of (i) execution of an acquisition agreement contemplating a change in control and (ii) consummation of a change in control and ending eighteen (18) months following a consummation of such change in control, Mr. Earley will receive (i) 2.5 times his base salary, (ii) 2.5 times the target bonus in the year of termination, (iii) an amount equal to (A) the sum of the target annual bonus plus the target annual long term incentive equity grant for the year in which termination occurs multiplied by (B) a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and denominator of which is three hundred and sixty-five, to be paid in cash in a lump sum, (iv) an amount equal to 2.5 times the annual Bank contribution to the costs associated with Mr. Earley and his spouse to participate in the Bank's medical, dental and vision coverage, calculated based on the Bank's contribution cost for such coverage for the month immediately preceding the termination of employment to be paid in a lump sum and (v) outplacement services not to exceed $25,000.

The Compensation Committee maintains our severance and change in control guidelines to provide protection to full-time employees, including our NEOs, who are terminated from employment for certain reasons, including involuntary termination without cause. Our NEOs, excluding Mr. Earley, are entitled to the following severance amounts, which vary according to several factors, including whether the qualifying termination occurs within 24 months following a change in control:

Position	Termination without cause or good reason (no change in control)			Termination without cause or good reason within 24 months following a change in control
	Base Salary	Annual Incentive	Health & Welfare Benefits	Base Salary	Annual Incentive	Health & Welfare Benefits
Chief Executive Officer	24 months	2x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") benefit costs for 12 months	36 months	3x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended COBRA benefit costs for 18 months
Other NEOs	12 months	1x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 12 months	30 months	2.5x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 18 months

Severance payments not related to a change in control are generally paid out over 12 months following termination and are based on the employee's base salary at the time of termination. Severance payment tied to a change in control are normally paid in a lump sum within the time period required by applicable law. The Compensation Committee believes the severance benefits tied to a change in control, which includes a "double-trigger" requirement (e.g., a change in control followed by a termination), will provide necessary security to help attract and retain a talented management team while protecting our shareholders' interests. Payments of any long-term incentives, in any severance situation, are governed by the individual award agreements.

The following table summarizes the amounts each of our NEOs would be entitled to receive as of December 31, 2024 following certain types of terminations of employment or in connection with a change in control based on the severance and change in control guidelines in place as of December 31, 2024. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2024 (the last day of our 2024 fiscal year), and that the value of a share of our common stock on that day was $26.96, the closing price on December 31, 2024, the last trading day of the calendar year. In addition, in keeping with SEC rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination Without Cause or Good Reason (Not In Connection with Change in Control) ($)	Termination Without Cause or Good Reason (In Connection with Change in Control) ($)
C. Malcolm Holland, III
Severance[1]	—	—	—	3,017,250	5,061,750
RSUs[2]	—	8,213,283	8,213,283	8,213,283	8,213,283
Stock options[2]	—	634,895	634,895	634,895	634,895
Bank-owned life insurance ("BOLI")[3]	—	100,000	—	—	—
Outplacement and healthcare[4]	—	—	—	23,385	35,078
Terry S. Earley
Severance[5]	—	—	—	1,877,518	3,350,000
RSUs[2]	—	3,869,786	3,869,786	3,869,786	3,869,786
BOLI[3]	—	75,000	—	—	—
Outplacement and healthcare[6]	—	—	—	—	83,629
Dominic Karaba
Severance[7]	—	—	—	1,121,250	2,803,125
RSUs[2]	—	1,235,280	1,235,280	1,235,280	1,235,280
Outplacement and healthcare[4]	—	—	—	10,775	16,162
LaVonda Renfro
Severance[7]	—	—	—	591,156	1,477,891
RSUs[2]	—	1,309,528	1,309,528	1,309,528	1,309,528
Outplacement and healthcare[4]	—	—	—	10,678	16,017
Angela Harper
Severance[7]	—	—	—	542,288	1,355,719
RSUs[2]	—	975,818	975,818	975,818	975,818
Outplacement and healthcare[4]	—	—	—	34,352	51,528
1The amount reflected in the "Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)" column includes the payment to Mr. Holland of (i) his annual base salary for 24 months following termination and (ii) 2 times the average of the prior 2 years annual cash incentive. The amount reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)" column includes a lump sum payment to Mr. Holland equal to (a) 36 months of his annual base salary and (b) 3 times the average of the prior 2 years annual cash incentive.
2Reflects the value of unvested RSUs, PSUs, and stock options which vest in full in the circumstances indicated. The value of RSUs is based on the December 31, 2024 closing price of our common stock of $26.96. The value of the stock options is based on the excess, if any, of the $26.96 closing price and the option exercise price. PSUs are assumed to pay out at the "target" level (100%) under the "Death", "Disability" and "Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)" columns.
3Amounts represent the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at our company.
4The amount reflected in the "Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)" column includes the estimated cost of 12 months of COBRA premiums for NEO and eligible dependents in effect at the time of termination, collectively "outplacement and healthcare." The amount reflected in the "Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)" column includes 18 months of COBRA premiums for NEO and eligible dependents in effect at the time of termination.
5The amount reflected for termination of the executive in the "Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)" are (i) their respective annual base salaries for 12 months, (ii) the amount equal to the target annual cash incentive and (iii) the amount equal to annual cash incentive earned and annual long-term incentive equity granted earned for the year preceding the year of termination. The amounts reflected in the "Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)" column include a lump sum payment equal to (a) 2.5 times of the executive’s annual base salary, (b) 2.5 times the amount equal to the target annual cash incentive and ( c) the target annual bonus plus the target annual long-term incentive equity grant for the year in which termination occurs.
6Amount represents 2.5 times the estimated annual cost of the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under COBRA that will be provided to the NEO in the event of involuntary without cause or good reason terminations in connection with a change in control within the change in control protection period, as well as $25,000 for outplacement services.
7The amounts reflected for termination of each of the executives in the "Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)" are (i) their respective annual base salaries for 12 months (ii) 1 times the average of the prior 2 years annual cash incentive. The amounts reflected in the "Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)" column include a lump sum payment equal to (a) 30 months of the executive’s annual base salary and (b) 2.5 times the average of the prior 2 years annual cash incentive.

PAY VERSUS PERFORMANCE

As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between "compensation actually paid" (as defined by Item 402(v) of Regulation S-K,"CAP") to our Principal Executive Officer ("PEO" and Non-PEO NEOs and certain financial performance measures of the Company. For further information concerning our pay-for-performance philosophy and how the Company aligns executive compensation with performance, see our CD&A.
The table below reflects compensation actually paid to the Company’s PEO and average compensation actually paid to non-PEO NEOs during 2020 through 2024. In addition, the table compares our TSR against the public peer group TSR, using KBW Nasdaq Regional Banking Index as our peer group, which peer group was used for all five years disclosed below.

Year	SCT Total Compensation for PEO ($)	Compensation Actually Paid to PEO ($)	Average SCT Total Compensation for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (in Millions $)	Diluted Earnings Per Share
					TSR ($)	Peer Group TSR ($)
2024	$3,187,601	$3,909,992	$1,251,894	$1,373,878	119.3	118.3	$107.2	$1.95
2023	$2,444,395	$457,326	$984,374	$874,229	86.3	87.6	$108.3	$1.98
2022	$7,280,840	$5,204,275	$1,595,700	$1,425,597	107.5	91.7	$146.3	$2.71
2021	$3,104,142	$4,809,004	$1,194,019	$1,231,131	147.3	129.6	$139.6	$2.77
2020	$3,489,504	$4,166,758	$1,254,244	$1,451,544	93.7	99.6	$73.9	$1.48
Mr. Holland served as the PEO for each of the years presented above. The non-PEO NEOs included for purposes of calculating the average non-PEO NEO compensation in each applicable year are as follows: (i) for 2024 Terry S. Earley, Dominic Karaba, LaVonda Renfro and Angela Harper, (ii) for 2023, Terry S. Earley, James Recer (former employee), Dominic Karaba, Clay Riebe (former employee), LaVonda Renfro and Angela Harper; (iii) for 2022, Terry S. Earley, James Recer (former employee), Clay Riebe (former employee), LaVonda Renfro and Angela Harper; (iv) for 2021, Terry S. Earley, James Recer (former employee), Clay Riebe (former employee) and LaVonda Renfro; and (v) for 2020, Terry S. Earley, Jeff Kesler (former employee), Jon Heine (former employee) and Clay Riebe (former employee).

To calculate the CAP for the PEO, the following amounts were deducted from or added to the SCT total compensation:

Year	SCT Total Compensation for PEO	Deductions from SCT Total[1,2]	Additions to SCT Total[2]	CAP to PEO

2024	$3,187,601	$(1,144,032)	$1,866,423	$3,909,992
2023	$2,444,395	$(832,026)	$(1,155,043)	$457,326
2022	$7,280,840	$(5,529,257)	$3,452,692	$5,204,275
2021	$3,104,142	$(928,423)	$2,633,285	$4,809,004
2020	$3,489,504	$(1,895,596)	$2,572,850	$4,166,758

1 Represents grant date fair value of equity based awards granted each year and deductions to SCT for equity award adjustments for 2024 which includes the one-time retention award for 150,000 time-based RSUs granted on July 1, 2022.
2 Represents the value of equity calculated (deduction/addition) in accordance with the SEC methodology for determining CAP for each of year show in the table below:

Year	Fair Value of Current Year Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Period Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	(Deductions) Additions to SCT Total for Equity Award Adjustments

2024	$1,544,323	$412,702	$—	$(90,602)	$—	$—	$1,866,423
2023	$344,540	$(1,337,649)	$—	$(161,934)	$—	$—	$(1,155,043)
2022	$4,534,077	$(1,629,851)	$—	$548,466	$—	$—	$3,452,692
2021	$677,493	$1,990,492	$—	$(34,700)	$—	$—	$2,633,285
2020	$2,629,355	$(129,805)	$—	$73,300	$—	$—	$2,572,850

To calculate the CAP for the non-PEO's, the following amounts were deducted from or added to the SCT total compensation:

Year	SCT Total Compensation for Non-PEO	Deductions from SCT Total[1,2]	Additions to SCT Total[2]	CAP to Non-PEO

2024	$1,251,894	$(354,706)	$476,690	$1,373,878
2023	$984,374	$(241,988)	$131,843	$874,229
2022	$1,595,700	$(870,838)	$700,735	$1,425,597
2021	$1,194,019	$(242,832)	$279,944	$1,231,131
2020	$1,254,244	$(517,738)	$715,038	$1,451,544

1 Represents grant date fair value of equity based awards granted each year and deductions to SCT for equity award adjustments for 2024.
2 Represents the value of equity calculated (deduction/addition) in accordance with the SEC methodology for determining CAP for each of year show in the table below:

Year	Fair Value of Current Year Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Period Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	(Deductions) Additions to SCT Total for Equity Award Adjustments

2024	$478,817	$13,770	$—	$(15,897)	$—	$—	$476,690
2023	$295,616	$(47,892)	$—	$(40,563)	$—	$—	$207,161
2022	$649,725	$(105,670)	$—	$156,680	$—	$—	$700,735
2021	$189,373	$117,560	$—	$(26,989)	$—	$—	$279,944
2020	$722,887	$(42,262)	$—	$34,413	$—	$—	$715,038

FINANCIAL PERFORMANCE MEASURES

The following table lists the most important financial measures used by us to link compensation actually paid to our NEOs for 2024 to Company performance.

Diluted Earnings Per Share
Total Shareholder Return
Pre-Tax, Pre-Provision Operating Return on Average Assets
Operating Return on Average Tangible Common Equity

For an explanation as to how these financial performance measures were used to determine 2024 pay for our PEO and non-PEO NEOs, see "Compensation Discussion and Analysis" on page 31.

RELATIONSHIP BETWEEN PAY AND FINANCIAL PERFORMANCE

As described in more detail in "Compensation Discussion and Analysis", the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance using several performance measures, and therefore compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year does not necessarily align with any particular measure. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

Cumulative TSR of the Company and Cumulative TSR of the Public Peer Group

The charts below describe the relationship between compensation actually paid to our PEO and non-PEO NEOs (as calculated above) and our financial and stock performance. As noted below, the Company's cumulative TSR outperformed the companies included in the industry index (dollars in millions) over three of the five years shown in the chart below.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the CEO) is generally aligned with the Company’s cumulative TSR over the five years presented in the table (dollars in millions).

Compensation Actually Paid and Net Income

As shown in the chart below, the Company’s net income steadily increased in the first three years shown consistent with CAP to the CEO. During the same period, the CAP to non-PEO NEOs remained relatively steady. In the last two years, both net income and the PEO and non-PEO NEOs’ CAP decreased significantly. In 2023, NEO’s were paid significantly below market levels as the Company’s performance metrics were not adjusted to accommodate for the regional industry headwinds outside the Company’s control. In 2024, NEO pay returned closer to market levels.

Compensation Actually Paid and Diluted Earnings Per Share

As demonstrated by the following graph, the amount of compensation actually paid to Company’s PEO and the average amount of compensation actually paid to the Company’s non-PEO NEOs as a group is generally aligned with the Company’s diluted earnings per share over the five years presented in the table.

CHIEF EXECUTIVE OFFICER PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
In order to determine our median employee, we prepared a list of all employees (excluding our CEO) as of the determination date, December 31, 2024, along with their gross income as reported on IRS form W-2 for the year ended December 31, 2024. Gross income as reported on IRS form W-2 for the year ended December 31, 2024 was annualized for those employees that were not employed for the full year.
After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the SCT table above.
The annual compensation for 2024 for our CEO was $3,187,601 and for our median employee was $92,000. The resulting ratio of our CEO’s pay to that of our median employee for the year ended December 31, 2024 was 35 to 1.

50

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025. Grant Thornton LLP has served as our independent auditors since 2014. We have been advised by Grant Thornton LLP that neither Grant Thornton LLP nor any of its members had any financial interest, direct or indirect, in us nor has Grant Thornton LLP had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board is seeking ratification of the appointment of Grant Thornton LLP for the 2025 fiscal year. Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2025 fiscal year is not required by our bylaws, state law or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Grant Thornton LLP for future services.
Representatives of Grant Thornton LLP are expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025 will require the affirmative vote of a majority of the votes cast at the Annual Meeting.
THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

51

Report of the Audit Committee
The Audit Committee oversees Veritex’s financial reporting process on behalf of the Board. Management has primary responsibility for preparing Veritex’s financial statements and the reporting process, including developing, maintaining and evaluating Veritex’s internal control over financial reporting in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Veritex’s audited financial statements for the fiscal year ended December 31, 2024, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements.
The Audit Committee discussed with Grant Thornton LLP their audit of Veritex’s 2024 financial statements, including Veritex’s internal control over financial reporting and critical accounting and audit matters. During 2024, the Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of Veritex’s internal control over financial reporting, and the overall quality of Veritex’s financial reporting. In addition, the Audit Committee discussed with Grant Thornton LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board ("PCAOB") and such other matters as are required by the PCAOB to be discussed with the Audit Committee. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the auditors’ independence from management and Veritex, considered the compatibility of non-audit services with the auditors’ independence and concluded that the auditors’ independence had been maintained.
Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Veritex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

AUDIT COMMITTEE Steven D. Lerner, Audit Committee Chair Arcilia Acosta, Audit Committee Member Gregory B. Morrison, Audit Committee Member Gordon Huddleston, Audit Committee Member
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by our independent auditors. The Audit Committee will approve the engagement of auditors for a term of 12 months, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts that may be provided by our independent auditors without obtaining specific pre-approval from the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditors that do not require specific approval by the Audit Committee will be submitted to the chair of the committee in order to determine whether such services are included within the list of services that have been pre-approved by the committee.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee has reviewed the following audit and non-audit fees that we have paid to Grant Thornton LLP for 2024 and 2023 for purposes of considering whether such fees are compatible with maintaining the independence of Grant Thornton LLP, and concluded that such fees did not impair Grant Thornton LLP’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by our independent auditors before the services are performed, including all of the services, if any, described under "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" in the footnotes to the table below. The Audit Committee pre-approved all of the services provided by Grant Thornton LLP and all of the fees described below in accordance with the policies and procedures described below.

	2024	2023
Audit Fees[1]	$1,000,830	$982,998
Audit-Related fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total fees	$1,000,830	$982,998
1 Audit Fees reflect the aggregate fees billed for services related to the reviews of our quarterly reports filed on Form 10-Q, the audit of our consolidated financial statements and the preparation of financial statements in accordance with PCAOB standards, audit of internal controls to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Act, registration statements and other SEC filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTION
General
In addition to the relationships, transactions and the director and executive officer compensation arrangements discussed above under "Executive Compensation," the following is a description of transactions since January 1, 2024, including currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.
Ordinary Banking Relationships
Some of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank in the ordinary course of business. These transactions including deposits, loans, mortgages and other financial services transactions, all of which were effected on substantially the same terms and conditions, including interest rate and collateral (where applicable), as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features.
As of December 31, 2024, we had approximately $36.2 million of loans outstanding to our officers, directors and principal shareholders, as well as their immediate family members and affiliates, and those of the Bank, and we had approximately $11.8 million in unfunded loan commitments to these persons. As of April 29, 2025, no related person loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into similar transactions in the ordinary course of business on similar terms and conditions with our officers, directors and principal shareholders, as well as their immediate families and affiliates, in the future.
Review and Approval of Transactions with Related Persons
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). We and the Bank have adopted policies to comply with these regulatory requirements and restrictions.
    In addition, we have adopted a written Related Person Transactions Policy, which provides that any related person transaction is generally prohibited unless the Audit Committee determines that such transaction is fair to our company and, if necessary, we have developed an appropriate plan to manage any conflicts of interest. A “related person transaction” is a transaction between us and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons have a direct or indirect material interest. Such transactions may include financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. Pursuant to the Related Person Transactions Policy, all related person transactions must be reviewed and approved by the Audit Committee before such transaction is entered into, or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for preapproval, ratified by the committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions.
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STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
    The following table presents information regarding the beneficial ownership of our common stock, as of April 28, 2025, by (i) each nominee for election as a director, (ii) each NEO, (iii) each person who is known by us to own beneficially 5% or more of our common stock and (iv) all directors and executives as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The table below calculates the percentage of beneficial ownership based on 54,501,432 shares of common stock outstanding as of April 28, 2025.

Name of Beneficial Owner[1]	Number of Shares Beneficially Owned	Percentage Beneficially Owned[2]
Directors, Nominees and NEOs:
C. Malcolm Holland, III[3]	437,291	*
Arcilia Acosta[4]	58,536	*
Pat S. Bolin[5]	219,430	*
April Box[6]	16,268	*
Blake Bozman[7]	122,944	*
Terry Earley[8]	139,780	*
William D. Ellis[9]	452,532	*
William E. Fallon[10]	20,735	*
Mark C. Griege[11]	135,993	*
Gordon Huddleston[12]	38,705	*
Steven D. Lerner[13]	35,516	*
Manuel J. Mehos[14]	316,228	*
Gregory B. Morrison[15]	30,309	*
Dominic Karaba[16]	2,203	*
LaVonda Renfro[17]	98,950	*
John T. Sughrue[18]	70,756	*
Angela Harper[19]	99,584	*
Directors and executive officers of the Company as a group (20 persons)	2,321,575	4.3%

Principal Shareholders:
5% Security Holders:
Dimensional Fund Advisors LP20	2,803,752	5.1%
State Street Corporation[21]	2,775,302	5.1%
* Represents beneficial ownership of less than 1%.
1    Except as otherwise indicated, the address for each of the following is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.
2    Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and warrants to acquire shares of our common stock held by such person that are currently exercisable or exercisable within 60 days of March 28, 2024. The ownership percentage of all executive officers and directors, as a group, assumes that all 20 persons, but no other persons, exercise all options and warrants to acquire shares of our common stock held by such persons that are currently exercisable or exercisable within 60 days of April 28, 2025.
3    Includes (i) 232,137 shares held in Mr. Holland’s name, (ii) 5,750 shares held by The Holland III FLP, (iii) 10,000 share held by Malcolm Holland IRA, (iv) stock options to purchase 189,404 shares of Veritex common stock.
4    Includes 58,536 shares held in Ms. Acosta's name.
5    Includes (i) 40,024 shares held in Mr. Bolin’s name, (ii) 10,000 shares held by Red Star Yield Holdings, Inc., an entity controlled by Mr. Bolin (iii) 24,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin, (iv) 22,250 shares held by the PSB Family Trust II, of which Mr. Bolin’s wife is the trustee, (v) 96,237 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin, and (vi) 26,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin.
6    Includes 16,268 shares held in Ms. Box's name.

7    Includes (i) 95,639 shares held in Mr. Bozman's name and (ii) 27,305 held by Bozman DFS Partnership, which is controlled by Mr. Bozman.
8    Includes (i) 100,416 shares held in Mr. Earley’s name, (ii) 8,286 held by Mr. Earley in an IRA for his benefit and (iii) options to purchase 31,078 shares of our common stock.
9    Includes (i) 173,225 shares held in Mr. Ellis’s name, (ii) 279,307 shares held by Multus Analytics LLC and (iii) Multus Analytics LLC received and holds the 279,307 shares in exchange for Green's common stock in connection with Veritex's acquisition of Green. Mr. Ellis is the manager of Multus Analytics LLC and has voting power and dispositive power over the shares held for the entity.
10    Includes (i) 17,735 shares held in Mr. Fallon's name, and (ii) 3,000 shares held by Mr. Fallon in an IRA for his benefit.
11    Includes 135,993 shares held in Mr. Griege’s name.
12    Includes (i) 38,605 shares held in Mr. Huddleston's name and (ii) 100 shares held by Mr. Huddleston in an IRA for his benefit.
13    Includes 35,516 shares held in Mr. Lerner’s name.
14    Includes 316,228 shares held in Mr. Mehos’s name.
15    Includes 30,309 shares held in Mr. Morrison’s name.
16    Includes 2,203 shares held in Mr. Karaba's name.
17    Includes (i) 45,539 shares held in Mrs. Renfro's name and (ii) stock options to purchase 53,411 shares of our common stock.
18    Includes (i) 62,643 shares held individually by Mr. Sughrue, (ii) 7,208 share held by Mr. Sughrue’s spouse and (iii) 905 shares held by Mr. Sughrue’s son.
19    Includes (i) 51,868 shares held in Ms. Harper's name and (ii) stock options to purchase 47,716 shares of our common stock.
20    Based solely on information reported on a Schedule 13G/A filed with the SEC on January 23, 2025 by or on behalf of Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
21    Based solely on information reported on a Schedule 13G/A filed with the SEC on February 5, 2025 by or on behalf of State Street Corporation. The address of State Street Corporation is One Congress Street, Suite 1, Boston, MA 02114.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

    Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our shareholders, customers and team members. We believe that ESG practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We strive to maintain practices allowing our operations to be managed and operated in compliance with applicable laws and regulations. We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner.

    Please view our ESG Report at www.veritexbank.com. Our ESG Report is not a part of our proxy solicitation materials.

HOUSEHOLDING OF PROXY MATERIALS
    With respect to eligible shareholders who share a single address, we are sending only one copy of this proxy statement and accompanying notice of the Annual Meeting to that address unless we have received instructions to the contrary from any shareholder at that address. Eligible shareholders will continue to have access to and receive separate proxy cards. This practice, known as "householding," is designed to reduce our printing and postage costs. However, a shareholder of record who wishes to receive a separate copy of this proxy statement and the accompanying notice of the Annual Meeting in the future may contact us by mail at Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, or by phone at (972) 349-6200. Eligible shareholders of record receiving multiple copies of this proxy statement and the accompanying notice of the Annual Meeting can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting such bank, broker or other nominee.

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS FOR 2026 ANNUAL MEETING

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2026 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than December 10, 2025. Any such proposal must comply with the requirements of Rule 14a-8.
For any proposal that is not submitted for inclusion in our proxy materials for the 2026 annual meeting of shareholders pursuant to Rule 14a-8, but is instead sought to be presented directly at that meeting, Rule 14a-4(c) permits the Company’s management to exercise discretionary voting authority under proxies we solicit to vote unless the Company is notified about the proposal on or before February 23, 2026, subject to the applicable rules of the SEC.
DATE FOR SUBMISSION OF DIRECTOR
NOMINATIONS FOR 2026 ANNUAL MEETING

In order for shareholders to give timely notice of nominations for directors, other than our nominees, for inclusion on a universal proxy card in connection with the 2026 annual meeting of shareholders, notice must be submitted to us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than March 16, 2026 and must comply with the requirements of Rule 14a-19.
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OTHER MATTERS
The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
A copy of this proxy statement and our 2024 annual report to shareholders is available without charge from our website at https://ir.veritexbank.com/. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any shareholder of record as of the record date without charge upon written request addressed to 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.ctsproxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 at https://ir.veritexbank.com/financial-information/sec-filings.

APPENDIX A

2025 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

FOR VERITEX HOLDINGS, INC.

1    Purpose and Effect Date.

(a)    Purpose. The 2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, employees, directors and service providers; and (ii) to increase shareholder value. This Plan will provide participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, or receive monetary payments, on the terms that this Plan provides. In addition, the Plan is intended to advance the Company’s growth and success and to advance its interests by attracting and retaining well-qualified Outside Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum efforts for the long-term success of the Company’s business.

(b)    Effective Date. This Plan was originally adopted by the Board of Directors (the “Board”) of the Company on September 2, 2014 (the “Original Effective Date”) and approved by the Company’s shareholders on September 16, 2014, and was amended and restated on April 5, 2019 and then again on April 14, 2022. This amended and restated Plan was approved by the Committee on April 22, 2025 (the “Effective Date”) and amends, restated, and supersedes the prior plan document in its entirety as it applies to Awards granted after the Effective Date.

2.    Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a)    “Applicable Law” means the requirements relating to the administration of equity-based awards under U.S. and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or jurisdiction where Awards are, or will be, granted under the Plan.

(b)    “Authorized Officer” is defined in Section 5(b) below.

(c)    “Award” means a grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock, performance-based Awards, cash-based Awards, or any other type of award permitted under the Plan.

(d)    “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)    “Board” means the board of directors of the Company.

(f)    “Change in Control” except as may otherwise be provided in an Award Agreement, or other applicable agreement, means the occurrence of any of the following:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)    The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the consolidation or corporate reorganization which does not result in a Change in Control as defined herein);

(iii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control;

(iv)    The consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)    a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)    a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)    the Company; and

(4)    a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v)    A complete winding up, liquidation or dissolution of the Company. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

Notwithstanding the foregoing provisions of this Section 2(f), if an Award issued under the Plan is subject to Code Section 409A, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.

(g)    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.
(h)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(i)    “Commission” means the United States Securities and Exchange Commission or any successor agency.

(j)    “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board as designated or authorized by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be composed of no fewer than two directors, each of whom is an Outside Director provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(k)    “Company” means Veritex Holdings, Inc., a Texas corporation, or any successor thereto.

(l)    “Consultant” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(m)    “Director” means a member of the Board.

(n)    “Disability” means (i) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the receipt of income replacements by Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for a period of not less than three months under a disability, accident or group health plan sponsored by the Company). Notwithstanding the foregoing provisions of this Section 2(n), in the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

(0)    “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Code Section 3401(c)) of the Company or any Subsidiary of the Company.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q)    “Fair Market Value” means, as of a particular date (i) if the stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the stock is not listed on a securities exchange, a value that will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(r)    “Option” means the right, granted to a Participant pursuant to this Plan, to purchase Shares at a stated price for a specified period of time.

(s)    “Outside Director” means a Director who meets the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and any other qualifications required by the applicable stock exchange on which the Shares are traded.

(t)    “Participant” means an individual selected by the Committee to receive an Award.

(u)    “Performance Goals” is defined in Section 11(f)(ii).

(v)    “Performance Period” is defined in Section 11(f)(i).

(w)    “Plan” means this 2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc., as may be amended from time to time.

(x)    “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(y)    “Restricted Stock” means a Share that is subject to a risk of forfeiture and a Restriction Period.

(z)    “Restricted Stock Unit” or “RSU” means the right to receive either Stock or a cash payment equal to the Fair Market Value of one Share that is subject to a risk of forfeiture and a Restriction Period.

(aa)    “Share” means a share of Stock.

(bb)    “Stock” means the common stock of the Company, par value of $0.01 per share.

(cc)    “Stock Appreciation Right” or “SAR” means the right to receive either Stock or a cash payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(dd)    “Stock Unit” means a right to receive a payment equal to the Fair Market Value of one Share.
(ee)    “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than 50% of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(ff)    “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Consultant of the Company or a Subsidiary ceases to serve as a Consultant of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Consultant or vice versa. Notwithstanding the foregoing provisions of this Section 2(ff), in the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

3.    Shareholder Approval. In September 2014 the Board adopted and the Company’s shareholders approved the original statement of this Plan, in April of 2019 the Committee adopted and, in May of 2019, the Company’s shareholders approved, the first amendment and restatement of this Plan, and in April of 2022 the Committee adopted and, in May of 2022, the Company’s shareholders approved, the second amendment and restatement of this Plan (the “Second Restatement Date”). This amended and restated Plan has been adopted by the Committee pursuant to Section 14 of the Plan and shall be submitted to the Company’s shareholders for approval. Any Awards payable in Shares and granted under the Plan in excess of the number of Shares reserved under the Plan as of the Second Restatement Date and prior to shareholder approval of this amended and restated Plan will be granted subject to such shareholder approval.

4.    Eligibility. The persons eligible to receive Awards under the Plan shall be designated as Participants by the Committee. The Committee may, in its discretion, designate any Employee, Outside Director, Consultant or other services provider of the Company or its Subsidiaries as a Participant.

5.    Administration.

(a)    The Plan shall be administered by the Committee, which shall have the full power and authority to (i) designate Participants; (ii) determine the types of Awards to be granted under the Plan; (iii) determine the number of Shares to be covered by each Award; (iv) determine the terms and conditions of any Award; (v) amend the terms and conditions of any Award; (vi) determine whether, to what extent, and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, as well as determine whether, to what extent, and under what circumstances Awards may be cancelled, forfeited or suspended; (vii) establish, amend, suspend or waive rules and appoint such individuals as it shall deem appropriate for the proper administration of the Plan; (viii) to approve forms of Award Agreements for use under the Plan; (ix) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine; (x) to construe and interpret the terms of the plan and Awards granted pursuant to the Plan; (xi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; sub-plans may be created for any of these purposes; and (xii) make any other determination and take any other action that the Committee deems necessary for the administration of the Plan. Any interpretation, determination or other action made or take by the Committee shall be final, binding, and conclusive on all interested parties.

(b)    The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee. In addition, notwithstanding anything to the contrary in this Section 5, to the extent permitted by Applicable Law, the Board or the Committee may, in its discretion and by a resolution adopted by the Board or the Committee, as applicable, authorize one or more officers of the Company (an “Authorized Officer”) to grant Awards to one or more Employees under the Plan and determine the number of Shares that will be subject to such Awards or to modify or amend the terms of any outstanding Award, including the time or times when Awards may be exercised; provided, however, that the resolution of the Board or Committee granting such authority shall (x) specify the total number of Shares that may be made subject to the Awards, (y) if the Award is an Option or SAR, set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Shares subject to such Awards, and (z) not authorize an officer to designate himself or herself as a recipient of any Award and not allow the officer to modify or amend the terms of any award granted to such officer by the Board or the Committee.

(c)    The Committee will consist of two or more individuals each of whom will be an Outside Director.

(d)    The terms of the Plan outlined below apply to all Awards granted under the Plan, unless otherwise stipulated in an Award’s individual Award Agreement, provided however, in the event of a conflict between the terms of the Plan and the terms of an individual Award Agreement, the individual Award Agreement shall control.

6.    Indemnification of the Board and the Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each Authorized Officer, each other officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee, any Authorized Officer and any Subsidiary of the Company arising out of this Plan.

7.    Shares Available for Awards. The aggregate number of Shares that are available for grant under the Plan shall be 4,150,000 Shares.

8.    Limitation on Awards. The maximum aggregate number of Shares subject to Awards granted under the Plan in any 12-month period to any one Participant (including any Outside Director) shall be 500,000. The maximum aggregate cash-based Award that may be paid under the Plan to any one Participant (including any Outside Director) in any fiscal year shall be $1,000,000.

9.    Accounting for Awards. If an Award entitles Participant to receive or purchase Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of the grant of such Award against the aggregate number of Shares available for grant under the Plan. Any Shares subject to an Award that terminates or is forfeited or cancelled shall become available again for grant under the Plan. Shares otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award to pay the exercise price or to satisfy tax withholdings obligations shall again be available for grant and shall not be counted against the maximum number of shares of Common Stock that may be issued under this Plan.

10.    Adjustments. In the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, disposition, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall (as deemed appropriate) adjust (i) the number and type of Shares subject to, or that may become subject to, outstanding Awards; (ii) the purchase price or exercise price with respect to the Award; or (iii) any other limitations contained within the Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification, extension, or substitution of such rights under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

11.    Award Types.

(a)    Stock Options

(i)    Exercise Price - The exercise price applicable to an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant,

(ii)    Stock Option Term - Options will remain exercisable for no longer than 10 years from the date of grant.

(iii)    Dividend and Voting Rights - Prior to the vesting and exercise of any Option, Participants shall not be entitled to receive any cash or Stock dividends paid to or made with respect to the Shares underlying such Option and shall not have the right to vote the Shares underlying such Option.

(iv)    Time and Manner of Exercise - Unless otherwise provided in an Award Agreement, payment of the exercise price of an Option may be made in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other cashless exercise arrangement.

(b)    Stock Appreciation Rights

(i)    Exercise Value - The excess of (i) the Fair Market Value of one Share on the date of exercise over the grant price of the SAR - with the grant price not being less than 100% of the Fair Market Value of a Share on the date of grant.

(ii)    SAR Term - SARs will remain exercisable for no longer than 10 years from the date of grant.

(iii)    Form of Payment - SARs may be settled in cash or Stock as specified in the applicable Award Agreement.

(iv)    Dividend and Voting Rights - Prior to the vesting and exercise of any SARs, Participants shall not be entitled to receive any cash or Stock dividends paid to or made with respect to the Shares underlying such SAR and shall not have the right to vote the Shares underlying such SAR.

(c)    Restricted Stock and RSUs

(i)    Dividend and Voting Rights - Participants who receive Shares of restricted Stock and/or RSUs shall not be entitled to receive any cash or Stock dividends paid to or made with respect to such Shares and shall not have the right to vote the Shares until such Shares have vested, or in the case of RSUs, have vested and been converted into Shares

(ii)    Form of Payment - RSUs may be settled in cash or Stock as specified in the applicable Award Agreement.

(iii)    Code Section 409A - All RSUs must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the RSU vests, or at such other time as determined by the Committee, taking into account the requirements of Code Section 409A.

(d)    Cash-Based Awards

(i)    Performance Period - The applicable “Performance Period” shall be determined by the Committee and provided in the Participants’ Award Agreements or other relevant documentation.

(ii)    Payout Opportunities - The Committee shall approve a threshold, target, and maximum Awards payout opportunity for each Participant for the fiscal year.

(iii)    Payment of Cash-Based Awards - Cash-based Awards must be payable solely as a result of the Company’s performance during the Performance Period and as determined after the end of the Performance Period.

(iv)    Code Section 409A - All cash-based Awards must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the cash-based Award vests, or at such other time as determined by the Committee, taking into account the requirements of Code Section 409A.

(e)    Stock Awards – Subject to the requirements of Section 11(g)(ii), the Committee may grant Awards of Stock.

(f)    Performance-based Awards - Any Award granted under the Plan may be subject to the Performance Goals.

(i)    Performance Period - The applicable Performance Period shall be determined by the Committee, as set forth in the Participants’ Award Agreements.

(ii)    Performance Goals  - Performance Goals shall be determined by the Committee and may consist of any of the following (without limitation) or such other goals as may be selected by the Committee from time to time: growth in interest income and expense; net-income; net interest margin; efficiency ratio; reduction in non-accrual loans and non-interest expense; growth in non-interest income and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per Share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per Share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; return on investment; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total return to shareholders. The Performance Goals shall be computed in accordance with generally accepted accounting principles or under a methodology established by the Committee.

(iii)    Payment/Settlement - Performance-based Awards will be paid or settled only upon the attainment of the Performance Goals specified in a Participant’s Award Agreement.

(iv)    Dividend and Voting Rights - With respect to any performance-based Awards that are settled in Stock, Participants shall not be entitled to receive any cash or Stock dividends paid to or made with respect to the Shares underlying such Award and shall not have the right to vote the Shares underlying such Award, prior to the vesting of such Awards following the attainment of the Performance Goals specified in the Award Agreement.

(v)    Code Section 409A - All performance-based Awards must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the performance-based Award vests, or at such other time as determined by the Committee, taking into account the requirements of Code Section 409A.

(g)    Other Requirements

(i)    Consideration for Awards - Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee or required by Applicable Law.

(ii)    Vesting - Awards shall vest according to the vesting schedule provided within the applicable Award Agreement; provided, however, that, other than Awards that are solely cash-based Awards (i) no Award may vest earlier than the date that is one year after the date of grant, and (ii) with respect to grants of Awards made on the date of an annual shareholders meeting to Outside Directors, such one-year vesting period shall be deemed satisfied if such Awards vest on the earlier of the first anniversary of the date of grant or the first annual shareholders meeting following the date of grant (provided that it is not less than fifty weeks following the date of grant). Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in the preceding sentence, provided that no more than 5% of the Shares that may be delivered pursuant to Awards under Section 7 may be granted with more favorable vesting provisions (referred to “Exempt Shares”). The Committee may accelerate the date on which all or any portion of an Award may be vested for any reason, provided however, that the Shares underlying such Award shall count against the Exempt Share limit in this Section 11(g)(ii) unless such acceleration of vesting is upon the Participant’s Termination of Service (i) due to the Participant’s death, Disability, or retirement (as such term is defined in the Participant’s applicable Award Agreement), (ii) without cause or for good reason (as such terms are defined in the Participant’s applicable Award Agreement); or (iii) upon a Change in Control if the successor corporation does not assume or substitute for the Award, as provided in Section 17 below.

(iii)    Forfeiture - Unless otherwise determined by the Committee pursuant to Section 5(a) or provided in the Participant’s applicable Award Agreement, upon a Participant’s Termination of Service all unvested Awards held by the Participant shall be forfeited. Notwithstanding the foregoing, the Committee may provide in the Participant’s applicable Award Agreement or may determine at any time after an Award is granted, that the unvested Awards shall not be forfeited upon a Participant’s Termination of Service due to the Participant’s death, Disability, or retirement (as such term is defined in the Participant’s applicable Award Agreement) or for cause or good reason (each as defined in the Participant’s Award Agreement).

(iv)    Clawback Policy - Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, any Award received by the Participant, issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Compensation Adjustment and Recovery Policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of Applicable Law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or Applicable Law without further consent or action being required by the Participant. To the extent that the terms of this Plan or of any Award Agreement conflict with the Policy or any similar policy, then the terms of such policy shall prevail.

(h)    Tax Withholding - The Company or the Committee may take such action as appropriate to ensure all applicable federal, state, or local payroll, withholding, income or other taxes (that are the responsibility of the Participant) are withheld and collected from the Participant. The Participant shall make appropriate arrangements for the payment to the Company of all amounts which the Company is required to withhold in connection with the vesting, exercise, purchase, or distribution of an Award. Such arrangements may include making cash payments, transferring vested Shares to the Company, electing to have Shares withheld from the Award that is vesting or being exercised or settled, or electing to have taxes withheld from other wages.

(i)    Prohibition on Repricing - No Option or SAR may be “repriced” without the approval of the Company’s shareholders. For purposes of this Section 11(i), “reprice” means any of the following or any other action that has the same effect: (i) amending an Option or SAR to reduce its exercise price or grant price, (ii) canceling an Option or SAR at a time when its exercise price or grant price exceeds the Fair Market Value of a Share in exchange for cash or an Option, SAR, award of Restricted Stock, or other equity award with an exercise price or grant price less than the exercise price or base price of the original Option or SAR, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this paragraph shall prevent the Committee from making adjustments pursuant to Section 10 or from cancelling or substituting Awards pursuant to Section 17.

(j)    Rights as Shareholders - Except with respect to vested Shares, or as otherwise provided in an Award Agreement, a Participant shall not have any rights and privileges of a shareholder of the Company.

(k)    Award Agreement - No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant. In the case of an Award that is not subject to any vesting conditions, the Award may be evidenced by the grant of a share of stock and the terms of such Award shall be determined by the Plan.

(l)    Fractional Shares - No fractional Shares shall be granted or delivered pursuant to the Plan or any Award. In the event an Award would result in a fractional Share, the number of Shares will be rounded down and the value of the fractional Share shall be paid to the Participant in cash.

12.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship with the Company or any of its Subsidiaries, nor will they interfere in any way with the Company’s, a Subsidiary’s, or the Participant’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Law.

13    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable period of time after the date of such grant.

14.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.

(b)    Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. No amendment to the Plan shall be effective with respect to an Award that was issued prior to the adoption of the amendment and is outstanding as of such date, if, and to the extent that, such amendment would otherwise constitute a modification of the Award. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.    Conditions for Issuance of Shares. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance.

16.    Transferability of Awards. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, the Committee may, in its discretion, authorize an Award to be granted to a Participant on terms which permit transfer by such Participant, provided that (i) there shall be no consideration for any such transfer, (ii) the Award Agreement pursuant to which such Award is granted must expressly provide for transferability in a manner consistent with this paragraph, and (iii) the Award Agreement may include such additional terms and conditions on transfer as the Committee deems appropriate.

17.    Dissolution or Liquidation; Merger or Change in Control.

(a)    Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(b)    Change in Control. Subject to Section 11(g)(ii), in the event of a merger or Change in Control, each outstanding Award will be treated as the Committee determines, including, without limitation, that each Award be assumed, cancelled or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. The Committee will not be required to treat all Awards similarly in the transaction.

Except as set forth in an Award Agreement, in the event that the successor corporation does not assume or substitute for the Award, the Committee may, in its sole discretion, elect to fully vest all unvested outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, waive all restrictions on Restricted Stock and Restricted Stock Units, and, with respect to Awards with performance-based vesting, determine that all Performance Goals or other vesting criteria shall be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Committee will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Committee in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purpose of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of common stock for each Share held on the effective date of the transaction (and if the holders were offered a choice consideration, the type consideration chosen by the holders of a majority of outstanding Shares); provided; however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or performance-based Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the Change in Control.

Notwithstanding anything in this subsection (b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

18.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which requisite authority will not have been obtained.

19.    Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 19 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 19.

2025 Amended and Restated Plan approved by the Committee as of April 22, 2025

Approved by the shareholders of the Company as of [Date].

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 2025

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VERITEX HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 10:59 p.m., Central Time, on May 26, 2025.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1, 2, 3 AND 4, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. Election of Directors

(1) C. Malcolm Holland, III
(2) Arcilia Acosta
(3) Pat S. Bolin
(4) April Box
(5) Blake Bozman
(6) William D. Ellis
(7) William E. Fallon
(8) Mark C. Griege
(9) Gordon Huddleston
(10) Steven D. Lerner
(11) Manuel J. Mehos
(12) Gregory B. Morrison
(13) John T. Sughrue

FOR all Nominees listed to the left ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. Approval of 2025 Amended and Restated Omnibus Incentive Plan.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
4. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.	☐	☐	☐

CONTROL NUMBER

Signature________________ **Signature, if held jointly**________________ **Date**________, **2025**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VERITEX HOLDINGS, INC.

The undersigned appoints C. Malcolm Holland, III and Terry S. Earley, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Veritex Holdings, Inc. held of record by the undersigned at the close of business on April 28, 2025 at the Annual Meeting of Shareholders of Veritex Holdings, Inc. to be held on May 27, 2025, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THIRTEEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)